Filed pursuant to Rule 424(b)(3)
SEC File No. 333-264305

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated April 22, 2022)

6,435,548,000 Ordinary Shares

Represented by 1,287,110 American Depositary Shares

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of April 22, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-264305). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

Effective August 1, 2022, the ratio of American Depositary Shares (ADSs) evidencing our ordinary shares changed from 1 ADS representing four hundred (400) ordinary shares to 1 ADS representing five thousand (5,000) ordinary shares, which resulted in a one for 12.5 reverse split of the issued and outstanding ADSs. All ADS and related information presented in this prospectus supplement, including our financial statements and accompanying footnotes, has been retroactively adjusted to reflect the reduced number of ADSs resulting from this ratio change.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K dated August 10, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “QNRX”. On August 9, 2022, the closing price for our ADSs on the Nasdaq Capital Market was $5.10 per ADS.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 10, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2022 (No. 1)

Commission File Number 001-37846

QUOIN PHARMACEUTICALS LTD.

(Translation of registrant’s name into English)

Azrieli Center, Round Tower, 30th Floor

132 Menachem Begin Blvd

Tel Aviv, 6701101

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ________

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ________

EXPLANATORY NOTE

Public Offering

On August 5, 2022, Quoin Pharmaceuticals Ltd. (the “Company”) announced the pricing of its “reasonable best efforts” public offering (the “Offering”) of 11,050,000,000 ordinary shares represented by 2,210,000 American Depositary Shares (“ADSs”) at a purchase price of $5.00 per ADS and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 5,750,000,000 ordinary shares represented by 1,150,000 ADSs at a per pre-funded warrant price of $4.9999, with each ADS and Pre-Funded Warrant accompanied by an ordinary warrant (the “Common Warrant”), for aggregate gross proceeds of $16.8 million.

The Offering was made pursuant to the Company’s effective registration statement on Form F-1, as amended (Registration No. 333-266476) and accompanying prospectus filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

On August 9, 2022 (the “Closing Date”), the Company completed the Offering resulting in net proceeds of approximately $15.0 million, after deducting the placement agent’s fees and estimated offering expenses payable by the Company, and excluding the proceeds, if any, from the subsequent exercise of the Common Warrants. Each Common Warrant has an exercise price of $5.00 per ADS and expires on the fifth anniversary of the Closing Date. On the Closing Date, the holder of Pre-Funded Warrants sold in the Offering exercised its Pre-Funded Warrants in full.

The Company intends to use the net proceeds of this Offering for general corporate purposes, which may include operating expenses, research and development, including clinical and pre-clinical testing of product candidates, working capital, future acquisitions and general capital expenditures. The Company has not determined the amount of net proceeds to be used specifically for any of such purposes.

In connection with the Offering, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors. The Purchase Agreement provided that for a period of 180 days following the closing of the Offering, the Company will not effect or enter into an agreement to effect a “variable rate transaction” as defined in the Purchase Agreement. Further, the Company has agreed in the Purchase Agreement not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs or ordinary shares or their equivalents, subject to certain exceptions, for a period of 90 days after the closing of the Offering. The Purchase Agreement also contained representations, warranties, indemnification and other provisions customary for transactions of this nature.

In connection with the Offering, the Company paid A.G.P./Alliance Global Partners (the “Placement Agent”) a cash placement fee equal to 7.0% of the aggregate proceeds raised in the Offering (provided, however, that with respect to the purchase price paid by a certain investor at the closing of the Offering, the Placement Agent’s cash fee was reduced to 3.5% for proceeds received from such investor) and a non-accountable expense allowance equal to 1% of the gross proceeds raised in this Offering. The Company also reimbursed the Placement Agent for certain of its offering-related expenses.

The forms of the Purchase Agreement, the Pre-Funded Warrant and Common Warrant are filed as Exhibits 10.1, 4.1 and 4.2, respectively, to this report and are incorporated herein by reference. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements.

Nasdaq Listing

The Company previously reported that, on April 22, 2022, the Company received a letter from the Listing Qualifications staff of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying it that the Company was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In addition, as of April 21, 2022, the Company did not meet the alternative continued listing requirements based on market value of listed securities or net income from continuing operations. In accordance with Nasdaq Listing Rule 5810(c)(2)(A), within 45 calendar days of receiving this notice, the Company submitted a plan to regain compliance to Nasdaq. This plan was accepted, and Nasdaq granted an extension to the Company until October 19, 2022, to evidence compliance.

As of the date of this report, the Company believes that its stockholders’ equity exceeds $2.5 million due to the completion of the Offering. The Company is awaiting confirmation of compliance with the stockholders’ equity requirement from Nasdaq. Following such compliance determination, Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next report disclosing quarterly financial information the Company does not evidence compliance, it may be subject to delisting. In the event of a new delisting determination, the Company would be entitled to a hearing before a Nasdaq Panel, and a hearing request would stay any suspension or delisting action pending the conclusion of the hearings process.

The Company also previously reported that, on June 10, 2022, the Company received a letter from the Nasdaq Listing Qualifications staff notifying it that the closing bid price per ADS was below the required minimum of $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of one hundred eighty (180) calendar days, or until December 7, 2022 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the Compliance Period, the closing bid price per ADS is at least $1.00 for a minimum of ten (10) consecutive business days (Nasdaq has discretion to monitor for as long as twenty (20) consecutive business days), Nasdaq will provide a written confirmation of compliance to the Company and the matter will be closed. As of the date of this report, the Company’s closing bid price per ADS has exceeded $1.00 for eight consecutive business days. In the event the Company does not regain compliance by December 7, 2022, it may be eligible for an additional 180 calendar day grace period. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held ADSs and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period within the next 180 calendar days.

Business Update – Recent Developments

ADS Ratio Change

The Company previously announced that, on July 12, 2022, its Board of Directors approved the change in the ratio of ADS evidencing ordinary shares from 1 ADS representing four hundred (400) ordinary shares to 1 ADS representing five thousand (5,000) ordinary shares, which resulted in a one for 12.5 reverse split of the issued and outstanding ADSs (the “Ratio Change”). The Ratio Change was effective August 1, 2022. All ADS and related option and warrant information presented in Exhibits 99.3, 99.4 and 99.5 to this Form 6-K has been retroactively adjusted to reflect the reduced number of ADSs resulting from the Ratio Change.

Agreements with Altium Growth Fund, LP and Noteholder Warrants

The Company previously reported that, on July 14, 2022, the Company, its wholly-owned subsidiary, Quoin Pharmaceuticals Inc. (“Quoin Inc.”), and Altium Growth Fund, LP (“Altium”) entered into an agreement, pursuant to which the parties agreed to, among other things, (i) amend certain terms of the Series A Warrant and Investor Exchange Warrants previously issued to Altium to, among other things, reduce the exercise price to $0.00 per ADS with respect to a total of 399,999 ADS, (ii) cancel the Series C Warrant and a portion of the Series A Warrant previously issued to Altium, and (iii) terminate the Securities Purchase Agreements, pursuant to which the warrants were previously issued to Altium. As of August 2, 2022, Altium exercised all of its warrants outstanding and the Company issued a total of 399,999 ADSs to Altium.

The Company previously reported that, in March 2022, it issued warrants (the “Noteholder Warrants”) to five holders of promissory notes issued by Quoin Inc. in October 2020, including the Company’s directors, Messrs. Langer and Culverwell. Effective as of July 14, 2022, in connection with the Company’s agreement with Altium, pursuant to which the exercise price of the Series A Warrant and Investor Exchange Warrants was reduced to $0.00 per ADS, the exercise price of the Noteholder Warrants was also reduced to $0.00 per ADS in accordance with the adjustment provisions of such warrants.

Going Concern Qualification

The Company expected to receive additional funding through the mandatory exercise provision of the Series C Warrant that was canceled on July 14, 2022, which would have resulted in proceeds of approximately $9.5 million. In the event the requirements of the mandatory exercise provision of such warrant were not met, the Company expected Altium to act on its written commitment to provide funding equal to the $9.5 million expected upon exercise of the Series C Warrant, at prevailing market rates, and thus the Company believed that the Company had sufficient resources to implement our business plan for at least one year from the issuance of our consolidated financial statements as of and for the year ended December 31, 2021, as well as of and for the three months ended March 31, 2022 as of the respective dates of the issuance of these financial statements. Following the cancellation of the Series C Warrant on July 14, 2022, the Company no longer expected to receive such proceeds from Altium. This raised substantial doubt about its ability to continue as a going concern. Other than if one or more of the Company’s product candidates are accepted into Early Access Programs in certain countries, the Company does not expect to generate revenue from product sales unless and until the Company successfully completes development and obtains marketing approval for one or more of its product candidates which the Company expects will take a number of years and is subject to significant uncertainty.

Following the completion of the Offering described in this report, the Company believes its going concern qualification will be modified in connection with its next quarterly filing.

Clinical Development

Quoin’s lead asset, QRX003, is currently in clinical development in the United States under an open IND application with the FDA. The ongoing study is a randomized, double blinded assessment of two different doses of QRX003 versus a placebo vehicle in Netherton patients. The test materials will be applied once daily, over a twelve-week period, to pre-selected areas of the patient’s body. Based on discussions with the FDA, a number of different clinical endpoints are being assessed in the study, including but not limited to, an Investigators Global Assessment (IGA), Patient’s Global Assessment (PaGA) and Pruritis. The trial will be conducted in up to six clinical sites in the United States. The first clinical site was open in July 2022 and the opening of additional sites is in process, as is patient recruitment into the study.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this report may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified. Unless context indicates or suggests otherwise, “we”, “our”, “us”, “Quoin Ltd.” in this section refers to the consolidated operations of Quoin Pharmaceuticals Ltd.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our history of losses and needs for additional capital to fund our operations and our expected use of net proceeds of the Offering;
●	our limited operating history and the difficulties encountered by a small developing company;
●	our lack of revenue generated from product sales since inception, and potential inability to be profitable;
●	uncertainties of cash flows and inability to meet working capital needs;
●	our ability to comply with the applicable continued listing requirements of Nasdaq;
●	our ability to obtain regulatory approvals;
●	our ability to obtain favorable pre-clinical and clinical trial results;
●	our ability to identify and develop potential product candidates;
●	additional costs or delays associated with unsuccessful clinical trials;
●	the inability to predict the timing of revenue from a future product;
●	the extensive regulatory requirements and future developmental and regulatory challenges we will still face even if we obtain approval for a product candidate;
●	our ability to obtain or maintain orphan drug designation or exclusivity for our product candidates;
●	our ability to obtain Rare Pediatric Disease designation for our product candidates;
●	the potential oversight of programs or product candidates that may be more profitable or more successful;
●	our technology may not be validated and our methods may not be accepted by the scientific community;
●	the ability to conduct clinical trials, because of difficulties enrolling patients or other reasons;
●	the requirements of being publicly traded may strain our resources;
●	potential adverse effects resulting from failure to maintain effective internal controls;
●	our obligations and governance practices as a “foreign private issuer” being different from those of U.S. domestic reporting companies may result in less protection for investors;
●	the potential negative impact on our securities price and trading volume if securities or industry analysts do not publish reports about us or if they adversely change their recommendations about our business;

●	the potential volatility of the market price for our ADSs;
●	the potential dilution of our shareholders’ ownership due to the Offering and future issuances of share capital;
●	the requirement for holders of ADSs to act through the depositary to exercise their rights;
●	the potential limitations on ADS holders with respect to the transfer of their ADSs
●	the risks of securities class action litigation; and
●	other factors referred to in section “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021 and other SEC filings.

All forward-looking statements contained in this report speak only as of the date of this report and are expressly qualified in their entirety by the cautionary statements included in this report. We do not undertake to update or revise forward-looking statements to reflect events or circumstances that arise after the date on which such statements are made or to reflect the occurrence of unanticipated events, except as required by law. In evaluating forward-looking statements, you should consider these risks and uncertainties and not place undue reliance on our forward-looking statements.

The information in this Form 6-K, including the exhibits hereto, shall be incorporated by reference into the Company’s registration statements on Form S-8 (Registration Nos. 333-214817, 333-220015, 333-225003 and 333-232230) and on Form F-3 (Registration Nos. 333-219614 and 333-229083).

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.12 of the Form F-1 filed with the Securities and Exchange Commission on August 3, 2022)

4.2	Form of Common Warrant (incorporated by reference to Exhibit 4.13 of the Form F-1 filed with the Securities and Exchange Commission on August 3, 2022)

10.1	Form of Securities Purchase Agreement dated August 5, 2022 (incorporated by reference to Exhibit 4.11 of the Form F-1/A filed with the Securities and Exchange Commission on August 4, 2022)

23.1	Consent of Friedman LLP, Certified Public Accountants

99.1	Press Release issued on August 5, 2022

99.2	Press Release issued on August 9, 2022

99.3	Consolidated Unaudited Financial Statements as of, and for the period ended, March 31, 2022

99.4	Consolidated Audited Financial Statements as of, and for the period ended, December 31, 2021

99.5	Management’s Discussion and Analysis of Financial Condition and Results of Operations as of, and for the periods ended, March 31, 2022 and December 31, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 10, 2022	QUOIN PHARMACEUTICALS LTD.

	By:	/s/ Gordon Dunn
	Name:	Gordon Dunn
	Title:	Chief Financial Officer

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Registration Nos. 333-214817, 333-220015, 333-225003 and 333-232230) and on Form F-3 (Registration Nos. 333-219614 and 333-229083) of Quoin Pharmaceuticals Ltd. (the “Company”) of our report dated April 13, 2022 (except for Notes 2 and 17 as to which the date is August 2, 2022), which includes an emphasis of a matter regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the years then ended, which appears in the Company’s report on Form 6-K, dated August 10, 2022.

/s/ Friedman LLP

East Hanover, New Jersey

August 10, 2022

Exhibit 99.1

Quoin Pharmaceuticals Announces Pricing of $16.8 Million Upsized Public Offering

ASHBURN, Va., August 5, 2022 (GLOBE NEWSWIRE) -- Quoin Pharmaceuticals Ltd. (NASDAQ: QNRX) (the “Company” or “Quoin”), a clinical stage, specialty pharmaceutical company focused on rare and orphan diseases, today announced the pricing of its "reasonable best efforts" public offering of 11,050,000,000 ordinary shares represented by 2,210,000 American Depositary Shares at a purchase price of $5.00 per ADS and pre-funded warrants to purchase 5,750,000,000 ordinary shares represented by 1,150,000 American Depositary Shares at a per pre-funded warrant price of $4.9999 (with each ADS and pre-funded warrant accompanied by an ordinary warrant) for an aggregate gross proceeds of $16.8 million.

The closing of the offering is expected to occur on or about August 9, 2022, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering for general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

A registration statement on Form F-1, as amended (No. 333-266476) relating to the offering was filed with the Securities and Exchange Commission (“SEC”), and it was declared effective on August 5, 2022. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the preliminary prospectus and, when available, copies of the final prospectus, relating to the offering may be obtained on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Quoin Pharmaceuticals Ltd.

Quoin Pharmaceuticals Ltd. is a clinical stage specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. We are committed to addressing unmet medical needs for patients, their families, communities and care teams. Quoin’s innovative pipeline comprises four products in development that collectively have the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, Palmoplantar Keratoderma, Scleroderma, Epidermolysis Bullosa and others. For more information, visit: www.quoinpharma.com or LinkedIn for updates.

Cautionary Note Regarding Forward Looking Statements

The Company cautions that statements in this press release that are not a description of historical facts, including, but not limited to, statements regarding the offering, the expected gross proceeds and the expected closing of the offering, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. More detailed information about the risks and uncertainties affecting the Company is contained under the heading "Risk Factors" included in the Company’s Annual Report on Form 20-F filed with the SEC on April 14, 2022, and in other filings the Company has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For further information, contact:

Investor Relations

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

(646) 863-6341

Exhibit 99.2

Quoin Pharmaceuticals Announces Closing of $16.8 Million Public Offering

ASHBURN, Va., August 9, 2022 (GLOBE NEWSWIRE) -- Quoin Pharmaceuticals Ltd. (NASDAQ: QNRX) (the “Company” or “Quoin”), a clinical stage, specialty pharmaceutical company focused on rare and orphan diseases, today announced the closing of its previously announced public offering of 11,050,000,000 ordinary shares represented by 2,210,000 American Depositary Shares at a purchase price of $5.00 per ADS and pre-funded warrants to purchase 5,750,000,000 ordinary shares represented by 1,150,000 American Depositary Shares at a per pre-funded warrant price of $4.9999 (with each ADS and pre-funded warrant accompanied by an ordinary warrant) for an aggregate gross proceeds of $16.8 million.

The Company intends to use the net proceeds from the offering for general corporate purposes.

A.G.P./Alliance Global Partners acted as the sole placement agent for the offering.

A registration statement on Form F-1, as amended (No. 333-266476) relating to the offering was declared effective by the Securities and Exchange Commission (“SEC”) on August 5, 2022. A final prospectus relating to the offering has been filed and is available on the SEC’s website at https://www.sec.gov. The offering was made only by means of a prospectus. Electronic copies of the final prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Quoin Pharmaceuticals Ltd.

Quoin Pharmaceuticals Ltd. is a clinical stage specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. We are committed to addressing unmet medical needs for patients, their families, communities and care teams. Quoin’s innovative pipeline comprises four products in development that collectively have the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, Palmoplantar Keratoderma, Scleroderma, Epidermolysis Bullosa and others. For more information, visit: www.quoinpharma.com or LinkedIn for updates.

Cautionary Note Regarding Forward Looking Statements

The Company cautions that statements in this press release that are not a description of historical facts, including, but not limited to, statements regarding the expected use of proceeds, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. More detailed information about the risks and uncertainties affecting the Company is contained under the heading "Risk Factors" included in the Company’s Annual Report on Form 20-F filed with the SEC on April 14, 2022, and in other filings the Company has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For further information, contact:

Investor Relations

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

(646) 863-6341

Exhibit 99.3

QUOIN PHARMACEUTICALS LTD.

Consolidated Balance Sheets

	March 31,
	2022	December 31,
	(unaudited)	2021
ASSETS
Current assets:
Cash	$5,189,215	$7,482,773
Prepaid expenses	809,466	1,015,474
Total current assets	5,998,681	8,498,247

Intangible assets, net	782,594	808,604
Other assets	50,000	50,000
Total assets	6,831,275	$9,356,851

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$214,684	$923,239
Accrued expenses	2,140,096	1,685,409
Accrued license acquisition	200,000	250,000
Accrued interest	432,170	743,840
Due to officers – short term	600,000	600,000
Warrant liability	—	373,599
Total current liabilities	3,586,950	8,699,819
Due to officers – long term	3,973,733	4,123,732
Total liabilities	7,560,683	8,699,819

Commitments and contingencies

Shareholders' equity (deficit):
Ordinary shares, no par value per share, 12,500,000,000 ordinary shares authorized; 3,354,653,999 (670,931 ADSs) ordinary shares issued and outstanding at March 31, 2022 and 3,354,650,799 (670,930 ADSs) at December 31, 2021	$—	$—
Treasury Stock, 2,641,693 ordinary shares	(2,932,000)	(2,932,000)
Additional paid in capital	31,955,379	31,659,017
Accumulated deficit	(29,752,787)	(28,069,985)
Total shareholders' equity (deficit)	(729,408)	657,032

Total liabilities and shareholders' equity (deficit)	$6,831,275	$9,356,851

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2022	2021
Operating expenses
General and administrative	$1,588,470	$744,973
Research and development	587,569	56,788
Total operating expenses	2,176,039	801,761

Other expenses (income)
Forgiveness of trade payable	(416,000)	—
Fair value adjustment to convertible notes payable	—	500,000
Change in fair value of warrant liability	(77,237)	2,446,513
Financing expense	—	90,000
Interest expense	—	65,597
Total other expense (income)	(493,237)	3,102,110
Net loss	$(1,682,802)	$(3,903,871)

Loss per ADS and ordinary share
Loss per ADS
Basic	$(2.51)	$(16.25)
Fully-diluted	$(2.51)	$(16.25)

Weighted average number of ADSs outstanding
Basic	670,930	240,292
Fully-diluted	670,930	240,292

Loss per ordinary share
Basic	$(0.00)	$(0.00)
Fully-diluted	$(0.00)	$(0.00)

Weighted average number of ordinary shares outstanding
Basic	3,354,651,784	1,201,460,800
Fully-diluted	3,354,651,784	1,201,460,800

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Consolidated Statements of Shareholders’ Deficit (unaudited)

Three months ended March 31, 2022 and 2021

			No		Additional
	Ordinary		Par	Treasury	Paid in	Accumulated
	Shares	ADSs	Value	Stock	Capital	Deficit	Total
Balance at December 31, 2020	1,201,460,800	240,292	—	—	$100.00	$(6,607,397)	$(6,607,297)
Net loss	—	—	—	—	—	(3,903,871)	(3,903,871)

Balance at March 31, 2021	1,201,460,800	240,292	—	$—	$100	$(10,511,268)	$(10,511,168)

Balance at December 31, 2021	3,354,650,799	670,930	—	$(2,932,000)	$31,659,017	$(28,069,986)	$657,032
Net loss	—	—	—	—	—	(1,682,802)	(1,682,802)

Cashless warrant exercise	3,200	1	—	—	—	—
Reclassification of warrant liability upon issuance of Exchange warrant	—	—		—	296,362	—	296,362
Balance at March 31, 2022	3,354,653,999	670,931	—	$(2,932,00)	$31,955,379	$(29,752,787)	$(729,408)

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Consolidated Statements of Cash Flows (unaudited)

	Three months ended March 31,
	2022	2021
Cash flows provided by (used in) operating activities
Net loss	$(1,682,802)	$(3,903,871)
Fair value adjustment to convertible notes payable	—	500,000
Change in fair value of warrant liability	(77,237)	2,446,513
Forgiveness of trade payable	(416,000)	—
Financing expense	—	90,000
Amortization of intangibles	26,010	26,011
Changes in assets and liabilities:
Increase in accounts payable and accrued expenses	162,133	410,533
Decrease in accrued interest	(311,670)	(48,510)
Increase in prepaid expenses	206,008	65,598
Net cash used in operating activities	(2,093,588)	(413,726)

Cash flows used in investing activities
Payment for license acquisition	(50,000)	(142,500)
Net cash used in investing activities	(50,000)	(142,500)

Cash flows provided by (used in) financing activities:
Decrease in deferred offering costs	—	(104,309)
Increase in due to officers	—	139,286
Payments of amounts due to officers	(150,000)	(135,000)
Proceeds from issuance of “Bridge Notes”, net	—	1,410,000

Net cash provided by (used in) financing activities	(150,000)	1,309,977

Net change in cash	(2,293,558)	753,751
Cash - beginning of period	7,482,773	323,832
Cash - end of period	$5,189,215	$1,077,583

Supplemental information:
Reclassification of warrant liability to equity upon issuance of “Exchange Warrants”	$296,362	—

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

NOTE 1 – ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

Quoin Pharmaceuticals Ltd. (“Quoin Ltd.,” the “Company,” “we,” “us,” “our”), formerly known as Cellect Biotechnology Ltd. (“Cellect”), is the holding company for Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin Inc.”). On October 28, 2021, Cellect completed the business combination with Quoin Inc., in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of March 24, 2021 (the “Merger Agreement”), by and among Cellect, Quoin Inc. and CellMSC, Inc., a Delaware corporation and wholly-owned subsidiary of Cellect (“Merger Sub”), pursuant to which Merger Sub merged with and into Quoin Inc., with Quoin Inc. surviving as a wholly-owned subsidiary of Cellect (the “Merger”). Immediately after completion of the Merger, Cellect changed its name to “Quoin Pharmaceuticals Ltd.” The Company has accounted for the transaction as a reverse recapitalization with Quoin Inc. as the accounting acquirer. Because Quoin Inc. is the accounting acquirer, its historical financial statements became the Company’s historical financial statements and such assets and liabilities continued to be recorded at their historical carrying values. The impact of the recapitalization has been retroactively applied to all periods presented. Immediately after the closing of the Merger, there were approximately 8,386,627 American Depositary Shares (“ADSs”) issued and outstanding, with one ADS representing 5,000 (as amended – See Note 16) ordinary shares of the Company. The former holders of common stock of Quoin Inc. (including shares delivered to the Investor and the escrow account for the Investor) owned, in the aggregate, approximately 88% of the ordinary shares, with Cellect’s shareholders immediately prior to the Merger owning approximately 12% of ordinary shares.

Quoin Inc. was incorporated in Delaware on March 5, 2018. Quoin Inc. is a specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. The first lead product is QRX003, a once daily, topical lotion comprised of a broad-spectrum serine protease inhibitor, formulated with the proprietary Invisicare® technology, to treat Netherton Syndrome (NS). In addition, the Company. intends to pursue the clinical development of QRX003 in additional rare dermatological diseases, including Peeling Skin Syndrome, SAM Syndrome and Palmoplantar Keratoderma. To date, no products have been commercialized and revenue has not been generated. The majority of the operating expenses since inception have been associated with completing due diligence on various technologies, asset technology acquisitions, negotiating and finalizing potential funding agreements, costs related to the Merger and building the pipeline of preclinical product candidates. The founders of Quoin Inc. funded all related expenditures through September 2020.

On October 28, 2021, Cellect sold the entire share capital of its subsidiary, Cellect Biotherapeutics Ltd., which essentially included all of Cellect’s then existing net assets, to EnCellX Inc. (“EnCellX”), a newly formed U.S. privately held company based in San Diego, CA (the “Share Transfer”), pursuant to an Amended and Restated Share Transfer Agreement. Quoin Ltd. has no interests in EnCellX subsequent to the closing of the Merger. See Note 12.

On October 28, 2021, the Company completed the private placement transaction with an investor (the “Investor”) for an aggregate purchase price of approximately $17.0 million (comprised of the set off of approximately $5 million of senior secured notes issued in connection with the bridge loan that the Investor previously made to Quoin Inc. and approximately $12 million in cash from the Investor) (the “Primary Financing”). See Note 5.

NOTE 2 - LIQUIDITY RISKS AND UNCERTAINTIES AND GOING CONCERN

The Company has incurred net losses every year since inception and had an accumulated deficit of approximately $30.5 million at March 31, 2022. The Company funded its operations through the issuance of the 2020 Notes (as defined below) and the Bridge Financing (as defined below) prior to the Merger and the Primary Financing completed on October 28, 2021, whereby the Company received funding of approximately $12 million ($10.1 million after offering costs) at the closing of the Merger. The Company expected to receive additional funding through the mandatory exercise provision of the Series C Warrant issued to the Investor effective as of March 13, 2022 which would have resulted in proceeds of approximately $9.5 million. In the event the requirements of the mandatory exercise provision of such warrant were not met (see Note 5), the Company received a written commitment from the Investor to provide funding equal to the $9.5 million expected upon exercise of the Series C Warrant, at prevailing market rates. However, on July 14, 2022, the Company and Altium entered into an agreement, pursuant to which the parties agreed to, among other things, cancel the Series C Warrant and a portion of the Series A Warrant previously issued to Altium, – See Note 16. Following the cancellation of the Series C Warrant on July 14, 2022, the Company no longer expects to receive such proceeds from Altium, and the

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

Company does not have sufficient resources to implement its business plan for at least one year from the issuance of these consolidated financial statements.  This raises substantial doubt about the Company’s ability to continue as a going concern.

Additional financing will be required to complete the research and development of the Company’s therapeutic targets and its other operating requirements, which may not be available at acceptable terms, if at all. The Company has filed a registration statement on Form F-1 related to an offering of its securities on a “reasonable best efforts” basis, however there is no assurance of the successful consummation of such offering. The Company is also in the process of discussing a line of credit with a bank which has not yet been closed as of the financial statement filing date and is likely to be conditional on additional equity funding. If the Company is unable to obtain the additional funding when it becomes necessary, the development of its product candidates will be impacted and the Company would likely be forced to delay, reduce, or terminate some or all of its development programs, all of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements, reflecting the operations of Quoin Inc. since inception and include the accounts of Quoin Ltd. since the date of the Merger. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of March 31, 2022 and for the three months then ended. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the operating results for the full year ending December 31, 2022 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and related disclosures as of December 31, 2021 and for the year then ended which are included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021. The Company operates in one segment.

Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates.

Reclassifications:

Certain 2021 amounts were reclassified to conform to the current year presentation.  The amount reclassified was $600,000 to separate out short term portion from long term portion for due to officers.

Other risks and uncertainties:

The Company is subject to risks common to development stage biopharmaceutical companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, pre-clinical and clinical trial outcome risks, regulatory approval risks, uncertainty of market acceptance and additional financing requirements.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

The Company’s products require approval or clearance from the U.S. Food and Drug Administration (“FDA”) prior to commencing commercial sales in the United States. There can be no assurance that the Company’s products will receive all of the required approvals or clearances. Approvals or clearances are also required in foreign jurisdictions in which the Company may license or sell its products.

There can be no assurance that the Company’s products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed.

The Company is also dependent on several third-party suppliers, in some cases single-source suppliers which include the supplier of the active pharmaceutical ingredient (API) as well as the contract manufacturer of the drug substance for the expected clinical development.

A novel strain of coronavirus (“COVID-19”) created a global pandemic, which commenced in 2020. The Company’s operations, to date, have not been dramatically affected by COVID-19. However, the extent of any future impact on the Company’s operational and financial performance will depend on the possibility of a resurgence and resulting severity of COVID-19 with respect to the Company’s access to API and drug product for clinical testing, as well as our ability to safely and efficiently conduct planned clinical trials.

Cash:

The Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents. The Company, from time to time during the periods presented, has had bank account balances in excess of federally insured limits where substantially all cash is held in the United States. The Company has not experienced losses in such accounts. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Long-lived assets:

Long-lived assets are comprised of acquired technology and licensed rights to use technology, which are considered platform technology with alternative future uses beyond the current products in development. Such intangible assets are being amortized on a straight-line basis over their expected useful life of 10 years.

The Company assesses the impairment for long-lived assets whenever events or circumstances indicate the carrying value may not be recoverable. Factors we consider that could trigger an impairment review include the following:

●	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business,
●	Significant underperformance relative to expected historical or projected development milestones,
●	Significant negative regulatory or economic trends, and
●	Significant technological changes which could render the platform technology obsolete.

The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the three months ended March 31, 2022 and 2021, there were no impairment indicators which required an impairment loss measurement.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

Research and development:

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Income taxes:

The Company accounts for its income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company maintains a full valuation allowance on its existing deferred tax assets.

The Company also accounts for uncertain tax positions using the more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the Company’s income tax returns. As of March 31, 2022 and December 31, 2021, the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flows and will continue to evaluate for uncertain tax positions in the future. If at any time the Company should record interest and penalties in connection with income taxes, the interest and the penalties will be expensed within the interest and general and administrative expenses, respectively.

Fair value of financial instruments:

The Company considers its cash, accounts payable, accrued expenses and the convertible and bridge notes payable to meet the definition of financial instruments. The convertible and bridge notes payable and related warrants are recorded at fair value, see Notes 4, 5 and 6. The carrying amounts of the remaining financial instruments approximated their fair values due to the short maturities.

The Company measures fair value as required by ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Earnings (loss) per share:

The Company reports loss per share in accordance with ASC 260-10, Earnings Per Share, which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. The calculation of diluted net earnings (loss) per share gives effect to ordinary shares equivalents; however, potential common shares are excluded if their effect is anti-dilutive.

For the three months ended March 31, 2022 and 2021, the number of shares excluded from the diluted net earnings (loss) per share included outstanding options and warrants to purchase 1,399,660 ADSs and 63,669 ADSs, respectively. For the three months ended March 31, 2021, the 5,183 ADS’s issuable upon the conversion of both the Convertible Notes Payable (as defined below) and the 40,247 ADSs issuable upon conversion of the Bridge Notes (as defined below) as well as the warrants issued in connection with both of these convertible instruments are not included in the denominator since their inclusion would be anti-dilutive.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

NOTE 4 – CONVERTIBLE NOTES PAYABLE

On October 2, 2020, Quoin Inc. commenced an offering of promissory notes (the “2020 Notes” or “Convertible Notes Payable”) and warrants. The 2020 Notes were issued at a 25% original issue discount and bear interest at a rate of 20% per annum. The 2020 Notes are due one year from their respective dates of issuance. In October through December 2020, Quoin Inc. received an aggregate of approximately $910,000 pursuant to this offering, resulting in the issuance of 2020 Notes with an aggregate face value of $1,213,313 and an original issue discount of $303,333. Approximately 23% of such financing was received from parties who are related to or affiliated with members of Quoin Inc.’s board of directors.

Based upon the terms agreed to in March 2021 in the Primary Financing (see Note 5), the 2020 Notes were mandatorily convertible into 5,183 ADSs in the Primary Financing, subject to adjustment.

The Company elected to account for the Convertible Notes Payable using the fair value model due to the short maturity and likely conversion at the date of the Merger. The fair value of the Convertible Notes Payable was estimated to be approximately $1.2 million at the date of issuance and there was no material change in the fair value from issuance until the conversion to equity on the closing of the Merger or the “Merger date”. At the closing of the Merger, 5,183 ADSs were issued upon the conversion of the principle of the Convertible Notes Payable.

The noteholders also received warrants exercisable at any time after the issuance date for a number of shares of Quoin Inc.’s common stock that equates to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower). The terms of the warrants became measurable and were exercisable for 29,388 ADSs at an initial exercise price of $49.75 per ADS. The Company determined that these warrants met the criteria to be recorded as a liability instrument. Each holder agreed to exchange its warrant for warrants on substantially the same terms as the Investor Exchange Warrants (See Note 5) with the same number of shares issuable upon the exercise of an Exchange Warrant as upon the exercise of the original warrant and the same exercise price as under the original warrant and have a contractual term of 5 years.

Effective March 13, 2022, the Company exchanged the noteholders’ warrants for on the same terms as the Investor Exchange Warrants, exercisable for 29,388 ADSs, in the aggregate, at the exercise price of $49.75 per ADS. The Exchange Warrants have been determined to have equity classification. The change in the fair value of the warrants through the exchange date was included in other income (expense) in the accompanying statement of operations, and then reclassified from liability to additional paid in capital.

In December 2021, the Company concluded that the calculation of ADSs due to the 2020 Noteholders did not account for accrued interest due when the ADSs were issued. The Company’s estimated amount required to settle these obligations was determined to be approximately $744,000 at December 31, 2021, included in Accrued Interest. A total of $312,000 was paid to two of the five 2020 Noteholders during the three months ended March 31, 2022, and the remaining liability is $432,000 as of March 31, 2022. The Company expects to settle the remaining liability during 2022.

Interest expense, at the stated interest rate, recognized in the three months ended March 31, 2022 and 2021 was approximately $0 and $66,000, respectively.

NOTE 5 – BRIDGE FINANCING AND SECURITIES PURCHASE AGREEMENT (PRIMARY FINANCING)

Bridge Financing

In connection with the Merger Agreement and the Securities Purchase Agreement (described below), Quoin Inc. entered into a “Bridge Purchase Agreement” on March 24, 2021 with the Investor, pursuant to which the Investor agreed to purchase, and Quoin Inc. agreed to issue notes (the “Bridge Notes”) in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,800,000 together with warrants. The Bridge Notes were purchased in three closings: (i) the first purchase of $2,000,000 on March 25, 2021 (Quoin Inc. received proceeds of $1,500,000 less fees of $90,000); (ii) the second purchase of $1,700,000 in April 2021 (Quoin Inc. received proceeds of $1,250,000) ; and (iii) a third purchase of $1,300,000 in May 2021 (Quoin Inc. received proceeds of $1,000,000 less fees of $185,000).

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

The Bridge Notes were issued with a 25% original issue discount, at an interest rate of 15% per annum and had a maturity date of the earliest to occur of: (i) December 25, 2021, (ii) the date on which Quoin Inc.’s equity is registered under the Exchange Act or is exchanged for equity so registered or (iii) immediately prior to the closing of the Merger.

The Investor and Quoin Inc. agreed that if the Primary Financing is consummated, the Investor may, at its election, offset the purchase price otherwise payable by Investor to Quoin Inc. pursuant to the Securities Purchase Agreement related to the Primary Financing, by an amount equal to the outstanding amount under this Bridge Note, and, upon such set-off, the portion of this Bridge Note shall be deemed to have been paid in its entirety and all obligations thereunder shall be deemed to be fully satisfied without any further obligations on, or liability to, Quoin Inc.

The Company elected to account for the Bridge Notes using the fair value model due to the short maturity and likely conversion at the closing of the Merger. The cumulative fair value of the Bridge Notes was estimated to be approximately $5,000,000 at the date of issuances. The Bridge Notes were offset against the purchase price under the Securities Purchase Agreement related to the Primary Financing and converted into 100,618 ADSs (including shares held in escrow for the benefit of the Investor) upon the closing of the Primary Financing. The accrued interest, amounting to $393,611, was paid in cash at the Merger date. Interest expense, at the stated interest rate, recognized in the three months ended March 31, 2022 and 2021 was $0 and $4,900, respectively.

Bridge Warrants

Upon the funding of each Bridge Note tranches described above, the Investor received warrants (the “Bridge Warrants”) to purchase a number of shares of Quoin Inc.’s common stock equal to the aggregate principal amount of the Bridge Notes. The Bridge Warrants had a term of five years from the date all of the shares underlying the Bridge Warrants are freely tradable. Quoin Inc. issued a total of 99,074ADSs Bridge Warrants in the year ended December 31, 2021.

Following the closing date of the Merger, on each of the tenth trading day, the forty-fifth day, the ninetieth day, and the one hundred thirty-fifth day thereafter (each, a “Reset Date”), if the initial exercise price of the Bridge Warrants is greater than the arithmetic average of 85% of the three lowest weighted average prices of the post-Merger ordinary shares of the combined company during the ten trading day period immediately preceding the applicable Reset Date (the “Reset Price”), the exercise price of the Bridge Warrants will be reset to the Reset Price. Furthermore, the number of shares underlying Bridge Warrants will be adjusted such that the aggregate number of shares of common stock issuable to the Investor reflects the Reset Price instead of the initial exercise price. Adjustments to the exercise price and number of warrant shares are available to the Investor until the second anniversary of the Registration Date, as defined in the Bridge Warrants. Upon the occurrence of a Fundamental transaction, as defined in the Bridge Warrants, the warrant holder has the right to elect a cash settlement for the value of the warrant based on the Black Scholes options pricing model.

The Company determined that the warrants met the criteria to be recorded as a liability instrument through the exchange date on the closing of the Primary Financing. The fair value of warrants was determined by a MonteCarlo simulation model to be approximately $1.6 million at the date of issuance of the 39,630 warrants in connection with the first closing and $2.2 million at the date of issuance of the 59,444 (post exchange ratio) in connection with the second and third closing of the Bridge Notes. See Note 6.

Upon the closing of the Primary Financing, the Bridge Warrants were exchanged for warrants to purchase 99,074 ADSs at a fixed per share exercise price of $49.75 (“Investor Exchange Warrants”), as amended, which replaced the reset provisions and modified the fundamental transaction requirements of the Bridge Warrants. The Investor Exchange Warrants and ordinary shares underlying the Investor Exchange Warrants were registered with the SEC on the Registration Statement on Form F-4.

Primary Financing

On October 28, 2021, the Company completed the private placement transaction with the Investor for an aggregate purchase price of approximately $17.0 million (comprised of (x) the set off of approximately $5 million of Bridge Notes, and (y) approximately $12 million in cash from the Investor) (the “Primary Financing”), and the Investor paid the Company approximately $11,504,000, which was net of $393,611 in accrued interest on the Bridge Notes. The Company incurred an additional approximate $1.4 million in costs

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

associated with the Primary Financing, which resulted in the net proceeds of approximately $10.1 million. The Company issued 342,100 ADSs to the Investor.

Quoin Ltd. also was required to issue to the Investor, effective as of March 13, 2022, the 136th day following the consummation of the Merger (i) Series A Warrant to purchase 342,100 ADSs (the “Series A Warrant”) (ii) Series B Warrant to purchase 342,100 ADSs (the “Series B Warrant”) and (iii) Series C Warrant to purchase 191,174 ADSs (“Series C Warrant” and, together with the Series A Warrant and Series B Warrant, the “Investor Warrants”). The exercise price for the Investor Warrants is $49,75 per ADS, with Series A Warrant having a five-year maturity, and Series B Warrant and Series C Warrant having a two-year maturity. The Company has the right to require the mandatory exercise of the Series C Warrant, subject to an effective registration statement being in place for the resale of the shares underlying such warrants and the satisfaction of equity market conditions, as defined in the Series C Warrant. As of the financial statement filing date, the registration statement was declared effective by the Securities and Exchange Commission, but not all of the market related conditions were met. Upon the exercise of the Series C Warrant in full, the Investor would also be granted an additional Series A Warrant to purchase 191,174 ADSs and an additional Series B Warrant to purchase 191,174 ADSs at an exercise price of $49.75 per ADS.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. For certain instruments, including cash and cash equivalents, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Fair value is estimated using various valuation models, which utilize certain inputs and assumptions that market participants would use in pricing the asset or liability. The inputs and assumptions used in valuation models are classified in the fair value hierarchy as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Quoted market prices for similar instruments in an active market; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations inputs of which are observable and can be corroborated by market data.

Level 3: Unobservable inputs and assumptions that are supported by little or no market activity and that are significant to the fair value of the asset and liability. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining the appropriate hierarchy levels, the Company analyzes the assets and liabilities that are subject to fair value disclosure. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

The significant estimates used in the determining the fair value of the 2020 Notes warrants (Note 4) were as follows:

	03/13/2022	12/31/2021
Stock price	$18.50	$22.75
Initial exercise price	$49.75	$49.75
Contractual Term	5.0	5.0
Volatility	91.5%	89.2%
Discount rate	1.94%	1.26%

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis by fair value hierarchy at December 31, 2021 (none at March 31, 2022):

December 31, 2021	Level 1	Level 2	Level 3	Total
2020 Notes warrants	—	—	$373,599	$373,599
Total Warrant Liability	—	—	$373,599	$373,599

The following shows the movement of the warrant liability balance during 2021 and the three months ended March 31, 2022.

	Bridge
	Financing	2020 Note
	Warrants	Warrants
Beginning Balance January 1, 2021	$—	$—
Warrant value at issuance (recorded as warrant liability expense)	3,783,079	894,113
Change in Fair value of warrants	8,627,651	(520,514)
Reclassification of warrant liability to an equity instrument	(12,410,730)	—
Ending Balance December 31, 2021	$—	$373,599

Change in Fair value of warrants	—	(77,237)
Reclassification of warrant liability to an equity instrument	—	(296,362)
Ending Balance March 31, 2022	$—	$—

The Investor Exchange Warrant issued to the Investor on the Merger date was determined to be an equity-classified instrument, and accordingly the warrant liability on such date of $12,410,730 was reclassified to additional paid in capital. The Exchange Warrants issued to the 2020 Noteholders effective as of March 13, 2022 were determined to be an equity-classified instrument, and accordingly the warrant liability on such date of $296,262 was reclassified to additional paid in capital on that date.

NOTE 7 – PREPAID EXPENSES

Prepaid expenses are as follows:

	March 31,	December 31,
	2022	2021
Prepaid R&D costs	$329,033	$329,033
Prepaid insurance	478,933	684,191
Prepaid other expenses	1,500	2,250
Total	$809,466	$1,015,474

NOTE 8 - ACCRUED EXPENSES

Accrued expenses are as follows:

	March 31,	December 31,
	2022	2021
Professional fees	$467,167	$144,377
Investor Relation firm fees (note 12)	168,000	584,000
Payroll taxes (note 11)	168,075	199,582
Payroll (note 11)	776,802	557,937
Research contract expenses (note 12)	486,853	193,537
Other expenses	73,198	5,976
Total	$2,140,095	$1,685,409

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

NOTE 9 – ASSET ACQUISITION AND IN-LICENSED TECHNOLOGY

Polytherapeutics

On March 24, 2018, Quoin Inc. entered into a securities purchase agreement (the “Acquisition Agreement”), in which it agreed to acquire all of the equity interests in Polytherapeutics, Inc. (the “Seller” or “Polytherapeutics”) for $40,833 and future royalties provided Quoin Inc. commercializes products using the technology developed by the Seller. The terms of any royalty payments to the Seller are 4.0% of the net revenue of royalty products, as defined in the Acquisition Agreement, received by Quoin Inc. during the ten (10) year period commencing from the date of first sale of a royalty product. If a generic product is introduced by a third party to the market, during the royalty period, the royalty fees shall be reduced from 4% to 2%. If, during the royalty period, two or more generic products are introduced, the royalty fees shall be reduced from 2% to 0%.

The Seller had the option to repurchase the intellectual property for $100,000 if there were no products in clinical development using such technology. The repurchase option was not exercised and has lapsed.

Quoin Inc. also entered into a research and consulting agreement which commits Quoin Inc. to pay the Seller for additional research and development consulting services (See Notes 12 and 15).

Skinvisible:

On October 17, 2019, Quoin Inc. entered into an exclusive license agreement with Skinvisible Inc. (“Skinvisible”), pursuant to which Skinvisible granted a license to use certain patented technology for the development of products for commercial sale in the orphan rare skin disease field, and for the use of a proprietary polymer deliver system technology. This technology is currently being used in the development of QRX003. In exchange for the license, Quoin Inc. agreed to pay Skinvisible $1,000,000, as well as development and sales milestone payments and a single digit royalty on all net sales, as defined.

The development milestones originally required payments upon achieving development milestones for the first Rare Skin Disease drug product developed using the licensed technology and the first two Ketamine products, as defined. Payments were originally due upon successful completions of certain clinical milestones ($7.5 million) and obtaining US and EU regulatory approval ($15 million). The sales milestones required for every licensed product commercialized by Quoin Inc. are $10 million upon achievement of $100 million in sales being achieved in the annual period; $25 million upon achievement of $250 million in sales and $50 million upon the achievement of $400 million in sales in an annual period. On January 27, 2021, Quoin Inc. and Skinvisible entered into an amendment which modified the clinical milestone payment requirements such that $750,000 would be payable to Skinvisible upon achievement of specified clinical milestones, and $21.75 million upon regulatory approval in the U.S. and EU respectively. No development milestones, sales milestones or royalty payments were due through March 31, 2022.

The agreement has a termination clause that is triggered if no product has commenced clinical testing 12 months after the date of the agreement or the latest subsequent amendment.

On April 19, 2021, Quoin Inc. and Skinvisible entered into another amendment which established the development deadline as December 31, 2022. Should the Company not commence clinical testing as defined by the development deadline, the license agreement will terminate immediately except in certain circumstances as specified in the agreement.

The license fee was originally due in two equal installments of $500,000 payable no later than December 31, 2019 and June 30, 2020, which were not paid. The agreement was subsequently amended several times to extend the payment due dates. On June 21, 2021, the parties entered into the most recent amendment which modified the payment terms and required a payment of $107,500 on June 26, 2021, a payment of $250,000 within 10 days of the Primary Financing, and the remaining $250,000 upon the earlier of approval of an Investigatory New Drug application by the FDA or December 31, 2021. This amendment also eliminated the $750,000 clinical milestone payments described above and reduced the milestone payment upon regulatory approval of the product containing the Skinvisible technology in either the U.S. or E.U., whichever happens first to a total of $5,000,000.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

At March 31, 2022 and December 31, 2021, the license acquisition liability due was $200,000 and $250,000, respectively. The $200,000 license acquisition liability was paid in May 2022.

NOTE 10 - INTANGIBLE ASSETS

Intangible assets are as follows:

	March 31,	December 31,
	2022	2021
Acquired technology – Polytherapeutics	$40,433	$40,433
Technology license – Skinvisible	1,000,000	1,000,000
Total cost	1,040,433	1,040,433
Accumulated amortization	(257,839)	(231,829)
Net book value	$782,594	$808,604

The Company recorded amortization expense of approximately $26,010 for all three months ended March 31, 2022 and 2021, respectively. Amortization expense for each of the next 5 years is expected to be approximately $104,000, and then approximately $288,000 thereafter.

NOTE 11 - RELATED PARTY TRANSACTIONS

Employment Agreements and Due to Officers/Founders:

In March 2018, Quoin Inc. executed employment agreements with both of its officers who are also co-founders of Quoin Inc. The employment agreements for both officers/founders allow for a onetime expense that covers the salaries they would have otherwise been paid for efforts they undertook in the periods since inception. The salaries and benefits allowances provided for under the employment agreements began to accrue as the services were being provided by the officers/founders and are included in Due to Officers on the accompanying balance sheet.

Amounts due to the officers/founders consist of amounts specified in the employment agreements since inception through March 31, 2022 as well as reimbursable travel expenses and other amounts paid by them to third parties on behalf of Quoin Inc. The Company repaid $150,000 and $135,000 of such amounts due to officers/founders in the three months ended March 31, 2022 and 2021, respectively. Since the Merger closing, the Company has been repaying amounts due to officers/founders at a rate of $25,000 each per month.

Amounts due to officers at March 31, 2022 and December 31, 2021 consisted of the following:

	March 31,	December 31,
	2022	2021
Salaries and allowances	$4,108,500	4,108,500
Invoices paid on behalf of the Company	465,232	615,232
Total	4,573,732	4,723,732
Less: Short-term portion	(600,000)	(600,000)
Long-term portion	$3,973,732	$4,123,732

For the three months ended March 31, 2022, the Company incurred $12,000 of research and development expense to a related party.

See Note 4 for related party debt and Note 12 for employment agreements.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

NOTE 12 – RESEARCH, CONSULTING AGREEMENTS AND COMMITMENTS

Research and consulting agreement:

Quoin Inc. entered into a research and consulting agreement (the “Research Agreement”) which commits it to pay the former owner of Polytherapeutics (the “Consultant” or “Seller”) to transfer the technical know-how of Polytherapeutics with respect to (i) good manufacturing practices (“GMP”), clinical and commercial manufacturing of the Company’s PolyDur polymer and (ii) formulation development of products utilizing the Company’s PharmaDur polymer (See Note 9). The agreement required monthly consulting payments of $20,833 beginning on July 31, 2018 and ending February 28, 2021 (the “Post-Closing Period”) for a total of $666,667 over the consulting period. Pursuant to an amendment, the Post-Closing Period was revised to terminate on December 31, 2020.

Through March 31, 2022 and the financial statement issuance date, the Company has not made any payments, the Consultant has not performed any services and the Company has not incurred or accrued for any expenses. See Note 15 for Consultant’s notification of breach of contract.

Other research consulting agreements:

Quoin Inc. entered into three consulting agreements with Axella Research LLC (“Axella”) to provide regulatory and pre- clinical/clinical services to the Company with respect to QRX003 and QRX004. The combined fees of the three agreements are approximately $270,000, payable as milestones under the three agreements are met. Quoin Inc. has also engaged Axella for additional services pursuant to separate work orders. Further, Quoin Inc. has two options to pay the milestones due 1) one half in equity of Quoin Inc. (at a pre-negotiated valuation) and one-half in cash or 2) entirely in cash, in which case a discount of approximately 20% would be applicable. The Company incurred no research and development expenses, in connection with these agreements, for both of the three months ended March 31, 2022 and 2021, as no services were provided. However, the Company has accrued expenses of $193,537 at both March 31, 2022 and December 31, 2021.

In November 2020, Quoin Inc. entered into a Master Service Agreement for an initial term of three years with Therapeutics Inc. for managing preclinical and clinical development for new products in the field of dermatology. The agreement required the execution of individual work orders. Quoin Inc. may terminate any work order for any reason with 90 days written notice subject to costs incurred through termination and a defined termination fee, unless there is a material breach by Therapeutics Inc. The first work order was entered into in late 2020 for a clinical study at an expected estimated cost of approximately $3.5 million and expected timing through the first quarter of 2023. For the three months ended March 31, 2022, and March 31, 2021, the Company incurred a research and development expense under this agreement of approximately $185,000 and $0, respectively.

In November 2021, the Company entered into a commitment for research related services associated with Netherton Syndrome of approximately $250,000 for an expected period of eighteen months. For the three months ended March 31, 2022, the Company did not incur any research and development costs related to this agreement.

Consulting agreement:

Quoin Inc. entered into a consulting agreement with an Investor Relations (IR) firm, which provides for a monthly fee of $14,000. The agreement had an automatic annual renewal clause and has been in effect since November 2017. The Company owed the IR firm $584,000 as of December 31, 2021, which was included in accrued expenses in the accompanying balance sheet. In March 2022, the Company entered into a settlement agreement with the IR firm reducing the liability to $168,000, and recognized $416,000 as other income in the consolidated statement of operations.

Employment agreements:

The employment agreements entered into by Quoin Inc. with its two founders/officers provide for a combined base salary, including monthly allowances, of $996,000 per annum, a discretionary bonus and certain allowances and benefits. In the event of

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

termination of the two founders/officers for reason other than cause, as defined in the employment agreements, the founders shall be entitled to two years of based salary and bonus.

In November 2021, the Company appointed and entered into an employment agreement with its Chief Financial Officer which provides for a base salary of $360,000 per annum, a discretionary bonus and certain allowances and benefits.

In November 2021, the Board of Directors of the Company approved amendments to the employment agreements increasing base level compensation by 10% for the two founders and increasing the annual target discretionary bonus to less than 45% of base salary for the two founders and the Chief Financial Officer. Further a transaction bonus related to the closing of the Merger and private placements aggregating approximately $324,000 was paid to the two founders in November 2021. See Note 16 describing subsequent shareholder approval of the employment agreements of the two founders/officers.

Performance milestones and Royalties:

See Note 9 for asset and in-licensed technology commitments.

Merger agreement commitment:

In consideration for the Share Transfer disclosed in Note 1, the pre-closing Cellect shareholders received a contingent value right (“CVR”) entitling the holders to earnouts during the Payment Period (as such term is defined in the Share Transfer Agreement), comprised mainly of payments upon sale, milestone payments, license fees and exit fees realized by EnCellX. In order to secure such right, shares constituting 40% of EnCellX share capital are held in escrow. In connection with the Share Transfer, Cellect entered into a CVR Agreement with Mr. Eyal Leibovitz, in the capacity of Representative for the holders of CVRs, and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Under the terms of the CVR Agreement, the holders of the Cellect ADSs immediately prior to the Merger had the right to receive, through their ownership of CVRs, their pro-rata share of the net Share Transfer consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer. CVRs were recorded in a register administered by the Rights Agent but were not certificated. Since the Company will not receive any net proceeds from the CVR’s, there is no asset or liability recorded in the consolidated financial statements.

NOTE 13 – SHAREHOLDERS’ EQUITY AND SHARE OWNERSHIP AND RIGHTS

Quoin Inc.

Quoin Inc.’s authorized capital stock consisted of 10,000 shares of common stock. On March 5, 2018, in connection with the incorporation as a Delaware corporation, Quoin Inc. issued 100 shares for a consideration of $100 split equally between the two founders and officers of Quoin Inc. In connection with the Merger transaction, the two founders exchanged their shares in Quoin Inc. for 240,292 ADSs in Quoin Ltd., which was subsequently reduced to 224,388 shares in May 2022 following the determination of the number of shares held in escrow allocated to certain former shareholders of Cellect. All share and per share amounts have been adjusted to reflect this recapitalization.

Quoin Ltd.

The Company held a Special General Meeting on February 28, 2022, at which the Company’s shareholders adopted the Amended and Restated Articles of Association of the Company.

As of March 31, 2022, Quoin Ltd.’s authorized share capital consisted of 50,000,000,000 ordinary shares from 12,500,000,000, no par value (see Note 16 for subsequent increase in authorized share capital). These ordinary shares are not redeemable and do not have any preemptive rights. However, the Investor has certain approval rights in connection with the issuance of additional shares. Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholders meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

Under Israeli law, the Company may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that the Company does not have retained earnings or earnings generated over the two most recent years legally available for distribution, the Company may seek the approval of the court in order to distribute a dividend. The court may approve our request if it determines that there is no reasonable concern that the payment of a dividend will prevent the Company from satisfying our existing and foreseeable obligations as they become due.

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents 5,000 (as amended- See Note 16) ordinary shares (or a right to receive 5,000 ordinary shares). Each ADS will also represent any other securities, cash or other property which may be held by the depositary. ADSs may be held either (a) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs or (2) by having uncertificated ADSs, or (b) indirectly by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC.

Warrants and Options.

The following table summarizes warrant activities (excluding Cellect options, see Note 1 below) during the year ended December 31, 2021 and the three months ended March 31, 2022:

		Weighted
	ADSs	Average
	Underlying	Exercise
	Warrants	Price
Outstanding at December 31, 2020	—	—
Granted	128,463	$49.75
Assumed as part of Merger	13,477	137.50
Exercised	—	—
Forfeited/cancelled	—	—
Outstanding at December 31, 2021	141,940	55.39
Granted	1,257,721	49.75
Exercised – cashless	(1)	—
Forfeited/cancelled	—	—
Outstanding at March 31, 2022	1,399,660	$50.30

The following vested stock options and warrants were outstanding at March 31, 2022, exercisable into ADSs:

		Exercise	Year of
	ADSs	Price	maturity
Warrants held by 2020 noteholders	29,388	$49.75	2027
Exchange warrant held by Investor	99,074	$49.75	2026
Warrants held by former Cellect warrantholders	8,820	$137.50	2024
Options held by former Cellect optionholders	4,655	$222.19	2022
Series A warrants held by Investor (2)(4)	533,274	$49.75	2027
Series B warrants held by Investor (2)(3)(4)	533,274	$49.75	2024
Series C warrants held by Investor (2)	191,175	$49.75	2024
Total	1,399,660

1)	The options held by former Cellect optionholders fully vested at the closing of the Merger and expire between April and October 2022. The incremental fair value of the stock options at the closing of the Merger was not significant. The options were issued under the Cellect Ltd. Employee Shares Incentive Plan (the “2014 Plan”). During the quarter ended March 31, 2022, 1,088

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

options expired unexercised. The 2014 Plan was amended and restated and initial grants were made to Company officers and directors, approved at the Company Annual General Meeting held on April 12, 2022. See Note 16.
2)	Equity-classified warrants issued effective as of March 13, 2022 pursuant to the Primary Financing requirements.
3)	The Series B Warrant provides for alternate cashless exercise pursuant to which the Investor has the sole option as elected by the Investor to receive 1.0 ADS for each warrant share being exercised in such cashless exercise (see Note 16).
4)	The Company expects to issue additional Series A and Series B Warrants, each to purchase 191,173 ADSs to the Investor upon exercise of the Series C Warrant, which are included in the totals in the table above.

The intrinsic value of outstanding warrants and options at March 31, 2022 was negligible.

In March 2022, the board of directors of the Company approved the Amended and Restated Equity Incentive Plan (the “Amended Plan”) which increased the number of ordinary shares reserved for issuance under such equity incentive plan to 15% of the Company’s outstanding ordinary shares on a fully-diluted basis, or 1,826,991,616 ordinary shares, represented by 365,398 ADSs as of March 31, 2022. The board of directors further approved the award of options to Officers and Directors in aggregate to purchase 316,571 ADSs and under the Amended Plan, and an annual discretionary bonuses for Officers of $472,500 in aggregate. The Amended Plan and certain individual option grants and bonuses were subject to shareholder approval at our Annual General Meeting, as described in Note 16

NOTE 14 – CONTINGENCIES

From time to time, the Company may become involved in various legal matters arising in the ordinary course of business. Management is unaware of any matters requiring accrual for related losses in the financial statements.

In February 2020, the seller of the equity interests in Polytherapeutics and party to the Research Agreement communicated with Quoin Inc. threatening litigation for non-payment and related breach of contract and immediate payment of all monthly payments in the amount of $666,667. See Notes 9 and 12. The Consultant has not provided any services and has not complied with other technical requirements under the Research Agreement, and therefore is considered to be in breach of contract. The Company and the Consultant have had communications with respect to the duration, commencement date and payment of the consulting services, but a revised agreement has not been reached. No lawsuits have been filed as of the financial statement issuance date. Should a formal claim or lawsuit be filed, the Company believes it has meritorious defenses.

NOTE 15 – LICENSE AGREEMENTS

In November and December 2021, the Company entered into three license and supply agreements, whereby the Company is entitled to a royalty or other proceeds from the specified product revenues in select non-US markets from the licensee, if and when the underlying products are approved and commercialized. During three months ended March 31, 2022, the Company entered into four license and supply agreements, whereby the Company will receive a royalty or other proceeds from the specified product revenues in select non-US markets from the licensor, if and when the underlying products are approved and commercialized. No royalty revenues have been received through March 31, 2022 under any of these agreements.

NOTE 16 - SUBSEQUENT EVENTS

The Company held its Annual General Meeting on April 12, 2022, and which the Company’s shareholders approved, among other items, the following:

●	The increase in authorized share capital from 12.5 billion to 50 billion ordinary shares.
●	Modification of the annual compensation of the two founders to a combined base salary of $990,000 and to increase the annual discretionary bonus to not less than 45% of the annual base salary.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

●	Repayment of amounts due to officers/founders at a rate of $25,000 each per month.
●	The grant of an option to purchase up to 85,714 ADSs to each of the two founders under the Amended Plan, at an exercise price per ADS of $17.50, to vest over a four-year period.
●	The grant of an option to purchase 12,857 ADSs to each of the five non-employee directors under the Amended Plan at an exercise price per ADS of $17.50, to vest over a three-year period, and (as an annual grant for 2022) an option to an officer to purchase 71,429 ADSs at an exercise price per ADS of $17.50, to vest over a four-year period.

ADS Ratio Change

On July 12, 2022, our Board of Directors approved the change in the ratio of ADS evidencing ordinary shares from 1 ADS representing four hundred (400) ordinary shares to 1 ADS representing five thousand (5,000) ordinary shares, which will result in a one for 12.5 reverse split of the issued and outstanding ADSs (the “Ratio Change”). The Ratio Change was effective August 1, 2022. All ADS and related option and warrant information presented in these financial statements and accompanying footnotes has been retroactively adjusted to reflect the reduced number of ADSs resulting from the Ratio Change.

Nasdaq Listing

On April 22, 2022, we received a letter from the Listing Qualifications staff of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that we are no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In addition, as of April 21, 2022, we did not meet the alternative continued listing requirements based on market value of listed securities or net income from continuing operations. In accordance with Nasdaq Rule 5810(c)(2)(A), within 45 calendar days of receiving this notice, we submitted a plan to regain compliance to Nasdaq. This plan was accepted, and Nasdaq has granted us an extension until October 19, 2022 to evidence compliance.

On June 10, 2022, we received a letter from The Nasdaq Listing Qualifications staff notifying us that the closing bid price per ADS was below the required minimum of $1.00 for a period of 30 consecutive business days and that we did not meet the minimum bid price requirements set forth in Nasdaq Rule 5550(a)(2). Pursuant to Nasdaq Rule 5810(c)(3)(A), we have a period of one hundred eighty (180) calendar days, or until December 7, 2022 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the Compliance Period, the closing bid price per ADS is at least $1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide us a written confirmation of compliance and the matter will be closed. In the event we do not regain compliance by December 7, 2022, we may be eligible for an additional 180 calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held ADSs and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period.

Although there is no assurance, we expect that the offering that is being registered on the registration statement on Form F-1, which includes these financial statements and accompanying notes, will enable us to regain compliance with Nasdaq’s minimum stockholders’ equity requirement and the Ratio Change will help us to regain compliance with the minimum bid-price requirement for continued listing on The Nasdaq Capital Market. Although Nasdaq notification letters described above have no immediate effect on our listing on The Nasdaq Capital Market, and we are working on implementing plans to regain compliance with Nasdaq listing standards, there can be no assurance that we will be able to regain compliance with Nasdaq’s minimum stockholders’ equity requirement or minimum bid-price requirement for continued listing. If our ADSs are delisted from Nasdaq, it will have material negative impacts on the actual and potential liquidity of our securities, as well as material negative impacts on our ability to raise future capital.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

March 31, 2022 and 2021

Agreements with Altium Growth Fund, LP and Altium Warrant Exercises

During the second quarter of 2022, Altium exercised the Series B Warrant in full pursuant to the alternate cashless exercise right of such warrant, under which Altium had an option to receive 1 ADS for each ADS underlying the warrant being exercised in such cashless exercise, resulting in the issuance of a total of 342,100 ADSs to Altium.

On July 14, 2022, we, Quoin Inc. and Altium entered into an agreement (the “Altium Agreement”), pursuant to which the parties agreed to, among other things, (i) amend certain terms of the Series A Warrant and Investor Exchange Warrants previously issued to Altium to, among other things, reduce the exercise price to $0.00 per ADS with respect to a total of 399,999 ADSs, (ii) cancel the Series C Warrant and a portion of the Series A Warrant previously issued to Altium, and (iii) terminate the Purchase Agreements, pursuant to which the warrants were previously issued to Altium. As of August 2, 2022, Altium exercised all of its outstanding warrants and we issued a total of 399,999 ADSs to Altium.

The exercise price of the 2020 noteholder warrants was reduced to $0.00 as of July 14, 2022 as a result of the Altium Agreement described below. As of August 2, 2022, 23,040 2020 Noteholder Warrants had been exercised.

As a result of the Altium and Noteholder warrant exercises and the Altium Agreement, the warrants outstanding as of August 2, 2022 are set out below, exercisable into ADS:

		Exercise	Year of
	ADSs	Price	maturity
Warrants held by 2020 noteholders	6,348	$0	2027
Warrants held by former Cellect warrant holders	8,820	$137.5	2024
Total	15,168

Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Quoin Pharmaceuticals Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Quoin Pharmaceuticals Ltd. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, and shareholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficiency, an accumulated deficit, has incurred significant losses and cash outflows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Assessment of the measurement of fair value of Warrants:

As discussed in Notes 4 and 5 to the financial statements, the Company issued warrants in connection with the Convertible Notes Payable and the Bridge Financing. The warrants were initially classified as liabilities. The warrants estimated fair value upon their dates of issuance, as well as from those issuance dates to either the warrant exchange on October 28, 2021 or December 31, 2021, as applicable, was $12.8 million and recorded on the statement of operations as warrant liability expense. The Company utilizes a Monte Carlo simulation model to estimate the fair value.

Assessment of the measurement of fair value of Warrants (continued):

We identified the assessment of the measurement of warrant fair value as a critical audit matter that is challenging due to the high degree of judgment, including the involvement of professionals with specialized skills and knowledge, as well as the complex valuation methodology that incorporates assumptions to estimate the fair value.

The primary procedures we performed to address this critical audit matter included evaluating the design of the internal control related to the Company’s process to measure the fair value and testing the valuation methodology and corresponding inputs used by the valuation professionals with specialized skills including:

●	Evaluating the model and methodology used to calculate the fair value of the warrants
●	Evaluating and comparing the expected price volatility against a volatility range that was independently developed using peer group volatility information, and
●	Independently developed a range of the fair value of the warrants

Contracted Research & Development Cost Recognition:

As discussed in Note 3 to the financial statements, the Company records costs for clinical trial activities based upon estimates of costs incurred through the balance sheet date for services performed by contract research organizations, clinical study sites and other vendors.

Auditing the recognition of pre-clinical and clinical trial costs associated with contracted organizations is challenging due to the significant judgment required to determine the nature and level of services that have been received, including determining the progress to completion of specific tasks and activities conducted in relation to what has been invoiced and recorded.

The primary procedures we performed to address this critical audit matter included:

●	Obtained an understanding of the design and operating effectiveness of internal controls for pre-clinical and clinical cost recognition
●	Tested the completeness and accuracy of the underlying data used in the estimates including, but not limited to, the estimated costs per project milestone and duration
●	Assessed the reasonableness of the significant assumptions, corroborated the progress of the pre-clinical and clinical trials with the Company’s operations personnel and to information obtained by the Company directly from third parties, and to information in contracts or statements of work including costs for those activities and project duration
●	Examined subsequent invoicing received from such third parties

/s/ Friedman LLP

PCAOB ID 711

We have served as the Company’s auditor since 2020.

East Hanover, New Jersey

April 13, 2022, except for Notes 2 and 17, as to which the date is August 2, 2022

QUOIN PHARMACEUTICALS LTD.

Consolidated Balance Sheets

	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$7,482,773	$323,832
Prepaid expenses	1,015,474	—
Deferred offering costs	—	141,338
Total current assets	8,498,247	465,170

Intangible assets, net	808,604	912,648
Other assets	50,000	—
Total assets	$9,356,851	$1,377,818

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$923,239	$—
Accrued expenses	1,685,409	960,848
Accrued license acquisition	250,000	875,000
Accrued interest and amounts due under convertible notes payable	743,840	47,041
Due to officers	4,723,732	4,888,913
Convertible notes payable	—	1,213,313
Warrant liability	373,599	—
Total liabilities	8,699,819	7,985,115

Commitments and contingencies

Shareholders’ equity (deficit):
Ordinary shares, no par value, 12,000,000,000 ordinary shares authorized – 3,354,650,799 and 1,201,460,800 (670,930 and 240,292 ADSs) ordinary shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Treasury Stock, 2,641,693 ordinary shares, at cost	(2,932,000)	—
Additional paid in capital	31,659,017	100
Accumulated deficit	(28,069,985)	(6,607,397)
Total shareholders’ equity (deficit)	657,032	(6,607,297)

Total liabilities and shareholders’ equity (deficit)	$9,356,851	$1,377,818

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Consolidated Statements of Operations

	Years Ended December 31,
	2021	2020	2019
Revenue	$—	$—	$—

Operating expenses
General and administrative	4,499,923	1,425,855	1,514,751
Research and development	1,562,927	244,155	45,650
Total operating expenses	6,062,850	1,670,010	1,560,401

Other expenses
Fair value adjustment to convertible notes payable	1,250,000	378,333	—
Warrant liability expense	12,784,329	—	—
Financing expense	275,000	—	—
Interest expense	1,090,409	47,021	—
Total other expense	15,399,738	425,354	—
Net loss	$(21,462,588)	$(2,095,364)	$(1,560,401)

Loss per ADS and ordinary share
Loss per ADS
Basic	$(67.96)	$(8.72)	$(6.49)
Fully-diluted	$(67.96)	$(8.72)	$(6.49)

Weighted average number of ADSs outstanding
Basic	315,801	240,292	240,292
Fully-diluted	315,801	240,292	240,292

Loss per ordinary share
Basic	$(0.01)	$(0.70)	$(0.52)
Fully-diluted	$(0.01)	$(0.70)	$(0.52)

Weighted average number of ordinary shares outstanding
Basic	1,579,006,444	1,201,460,800	1,201,460,800
Fully-diluted	1,579,006,444	1,201,460,800	1,201,460,800

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Consolidated Statements of Shareholders’ Equity (Deficit)

Years ended December 31, 2021, 2020 and 2019

					Additional
	Ordinary	No Par		Treasury	Paid in	Accumulated
	Shares	Value	ADSs	Stock	Capital	Deficit	Total
Balance at December 31, 2018	1,201,460,800	$—	240,292		$100	$(2,951,632)	$(2,951,532)
Net loss						(1,560,401)	(1,560,401)

Balance at December 31, 2019	1,201,460,800	—	240,292		100	(4,512,033)	(4,511,933)
Net loss		—	—		—	(2,095,364)	(2,095,364)

Balance at December 31, 2020	1,201,460,800	—	240,292		100	(6,607,397)	(6,607,297)
Net loss		—	—		—	(21,462,588)	(21,462,588)

Conversion of “2020 Notes” into ordinary shares	25,913,600		5,183		1,213,313		1,213,313
Sale of equity securities, including conversion of “Bridge Notes”	1,710,500,800		342,100		17,000,000		17,000,000
Costs associated with sale of equity securities					(1,897,126)		(1,897,126)

Merger recapitalization of Cellect	416,775,599		83,355	(2,932,000)	2,932,000		—

Reclassification of warrants upon issuance of exchange warrants					12,410,730		12,410,730

Balance at December 31, 2021	3,354,650,799	$—	670,930	(2,932,000)	$31,659,017	$(28,069,985)	$657,032

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2021	2020	2019
Cash flows provided by (used in) operating activities
Net loss	$(21,462,588)	$(2,095,364)	$(1,560,401)
Fair value adjustment to convertible notes payable	1,250,000	378,333	—
Warrant liability expense	12,784,329	—	—
Financing expense	275,000	—	—
Amortization of intangibles	104,043	104,043	20,710
Changes in assets and liabilities:
Increase in accounts payable and accrued expenses	1,347,801	227,313	240,833
Increase in accrued interest	696,799	47,042	—
Increase in prepaid expenses	(715,474)	—	—
Net cash used in operating activities	(5,720,090)	(1,338,633)	(1,298,858)

Cash flows used in investing activities
Payment for license acquisition	(625,000)	(125,000)	—
Net cash used in investing activities	(625,000)	(125,000)	—

Cash flows provided by financing activities:
Increase (decrease) in deferred offering costs	141,338	(141,338)	—
Increase in other assets	(50,000)	—	—
Increase in due to officers	139,285	1,068,823	1,298,818
Payments of amounts due to officers	(304,466)	(50,000)	—
Proceeds from issuance of “Bridge Notes”, net	3,475,000	909,980	—
Proceeds from sale of equity securities, net	10,102,874	—	—
Net cash provided by financing activities	13,504,031	1,787,465	1,298,818

Net change in cash	7,158,941	323,832	(40)
Cash - beginning of year	323,832	—	40
Cash - end of year	$7,482,773	$323,832	$—

Supplemental information:
License acquisition payable	$—	$—	$1,000,000
Interest paid	393,611
Exchange of “2020 Notes” for Ordinary shares	$1,213,313
Exchange of “Bridge Notes” for Ordinary shares	$5,000,000
Reclassification of warrant liability to equity upon issuance of “Exchange Warrants”	$12,410,730

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

NOTE 1 – ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

Quoin Pharmaceuticals Ltd. (“Quoin Ltd.”or the “Company”or”we,” “us,” “our”), formerly known as Cellect Biotechnology Ltd. (“Cellect”), is the holding company for Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin Inc.”). On October 28, 2021, Cellect completed the business combination with Quoin Inc., in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of March 24, 2021 (the “Merger Agreement”), by and among Cellect, Quoin Inc. and CellMSC, Inc., a Delaware corporation and wholly-owned subsidiary of Cellect (“Merger Sub”), pursuant to which Merger Sub merged with and into Quoin Inc., with Quoin Inc. surviving as a wholly-owned subsidiary of Cellect (the “Merger”). Immediately after completion of the Merger, Cellect changed its name to “Quoin Pharmaceuticals Ltd.” The Company has accounted for the transaction as a reverse recapitalization with Quoin Inc. as the accounting acquirer. Because Quoin Inc. is the accounting acquirer, its historical financial statements became the Company’s historical financial statements and such assets and liabilities continued to be recorded at their historical carrying values. The impact of the recapitalization has been retroactively applied to all periods presented. All equity related disclosures are presented in American Depositary Shares (“ADSs”), unless the context indicates otherwise. One ADS represents 5,000 ordinary shares of the Company.

Quoin Inc. was incorporated in Delaware on March 5, 2018. Quoin Inc. is a specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. The first lead product is QRX003, a once daily, topical lotion comprised of a broad-spectrum serine protease inhibitor, formulated with the proprietary Invisicare® technology, to treat Netherton Syndrome (NS). In addition, the Company. intends to pursue the clinical development of QRX003 in additional rare dermatological diseases, including Peeling Skin Syndrome, SAM Syndrome and Palmoplantar Keratoderma.

To date, no products have been commercialized and revenue has not been generated. The majority of the operating expenses since inception have been associated with completing due diligence on various technologies, asset technology acquisitions, negotiating and finalizing potential funding agreements, costs related to the Merger and building the pipeline of preclinical product candidates. The founders of Quoin Inc. funded all related expenditures through September 2020.

On October 28, 2021, Cellect sold the entire share capital of its subsidiary, Cellect Biotherapeutics Ltd., which essentially included all of Cellect’s then existing net assets, to EnCellX Inc. (“EnCellX”), a newly formed U.S. privately held company based in San Diego, CA (the “Share Transfer”), pursuant to an Amended and Restated Share Transfer Agreement. Quoin Ltd. has no interests in EnCellX subsequent to the closing of the Merger. See Note 12.

On October 28, 2021, the Company completed the private placement transaction with an investor (the Investor”) for an aggregate purchase price of approximately $17.0 million (comprised of the set off of approximately $5 million of senior secured notes issued in connection with the bridge loan that the Investor previously made to Quoin Inc. and approximately $12 million in cash from the Investor (the “Primary Financing”). See Note 5.

Immediately after the closing of the Merger, there were approximately 670,930 ADSs issued and outstanding. The former holders of common stock of Quoin Inc. (including shares delivered to the Investor and the escrow account for the Investor) owned, in the aggregate, approximately 88% of the ordinary shares, with Cellect’s shareholders immediately prior to the Merger owning approximately 12% of ordinary shares.

NOTE 2 - LIQUIDITY RISKS AND UNCERTAINTIES AND GOING CONCERN

The Company has incurred net losses every year since inception and had an accumulated deficit of approximately $28.1 million at December 31, 2021. The Company funded its operations through the issuance of the 2020 Notes (as defined below) and the Bridge Financing (as defined below) prior to the Merger and the Primary Financing completed on October 28, 2021, whereby the Company received funding of approximately $12 million ($10.1 million after offering costs) at the closing of the Merger. The Company expected to receive additional funding through the mandatory exercise provision of the Series C Warrant issued to the Investor in March 2022 which would have resulted in proceeds of approximately $9.5 million. In the event the requirements of the mandatory exercise provision of such warrant were not met (see Note 5), the Company received a written commitment from the Investor to provide funding equal to the $9.5 million expected upon exercise of the Series C Warrant, at prevailing market rates. However, on July 14, 2022, the Company and Altium entered into an agreement, pursuant to which the parties agreed to, among other things, cancel the Series C Warrant and a portion of the Series A Warrant previously issued to Altium (see Note 17). Following the cancellation of

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

the Series C Warrant on July 14, 2022, the Company no longer expects to receive such proceeds from Altium, and the Company does not have sufficient resources to implement its business plan for at least one year from the issuance of these consolidated financial statements. This raises substantial doubt about the Company’s ability to continue as a going concern.

Additional financing will be required to complete the research and development of the Company’s therapeutic targets and its other operating requirements, which may not be available at acceptable terms, if at all. The Company has filed a registration statement on Form F-1 related to an offering of its securities on a “reasonable best efforts” basis, however there is no assurance of the successful consummation of such offering. The Company is also in the process of discussing a line of credit with a bank which has not yet been closed as of the financial statement filing date and is likely to be conditional on additional equity funding. If the Company is unable to obtain the additional funding when it becomes necessary, the development of its product candidates will be impacted and the Company would likely be forced to delay, reduce, or terminate some or all of its development programs, all of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), which have been consistently applied, reflecting the operations of Quoin Inc. since inception and include the accounts of Quoin Ltd. since the date of the Merger.

Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Estimates are used in the following areas, among others: settlement of debt or other obligations, fair value of debt instruments and warrants, research and development expense recognition, intangible asset estimated useful lives and impairment assessments, allowances of deferred tax assets, contingency recognition, and cash flow assumptions regarding going concern considerations.

Other risks and uncertainties:

The Company is subject to risks common to development stage biopharmaceutical companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, pre-clinical and clinical trial outcome risks, regulatory approval risks, uncertainty of market acceptance and additional financing requirements.

The Company’s products require approval or clearance from the U.S. Food and Drug Administration (“FDA”) prior to commencing commercial sales in the United States. There can be no assurance that the Company’s products will receive all of the required approvals or clearances. Approvals or clearances are also required in foreign jurisdictions in which the Company may license or sell its products.

There can be no assurance that the Company’s products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

The Company is also dependent on several third party suppliers, in some cases single-source suppliers which include the supplier of the active pharmaceutical ingredient (API) as well as the contract manufacturer of the drug substance for the expected clinical development.

A novel strain of coronavirus (“COVID-19”) created a global pandemic, which commenced in 2020. The Company’s operations, to date, have not been dramatically affected by COVID-19. However, the extent of any future impact on the Company’s operational and financial performance will depend on the possibility of a resurgence and resulting severity of COVID-19 with respect to the Company’s access to API and drug substance, the potential disruption in global freight networks, as well as our ability to safely and efficiently conduct planned clinical trials.

Cash and cash equivalents:

The Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents. The Company, from time to time during the periods presented, has had bank account balances in excess of federally insured limits where substantially all cash is held in the United States. The Company has not experienced losses in such accounts. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Long-lived assets:

Long-lived assets are comprised of acquired technology and licensed rights to use technology, which are considered platform technology with alternative future uses beyond the current products in development. Such intangible assets are being amortized on a straight-line basis over their expected useful life of 10 years.

The Company assesses the impairment for long-lived assets whenever events or circumstances indicate the carrying value may not be recoverable. Factors we consider that could trigger an impairment review include the following:

●	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business,
●	Significant underperformance relative to expected historical or projected development milestones,
●	Significant negative regulatory or economic trends, and
●	Significant technological changes which could render the platform technology obsolete.

The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the years ended December 31, 2021, 2020 and 2019, there were no impairment indicators which required an impairment loss measurement.

Deferred Offering Costs:

Deferred offering costs are expenses directly related to the Primary Financing. These costs consisted of legal, accounting, printing, and filing fees that the Company capitalized which were offset against the proceeds upon completion of the Primary Financing.

Research and development:

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Income taxes:

The Company accounts for its income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company maintains a full valuation allowance on its existing deferred tax assets.

The Company also accounts for uncertain tax positions using the more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the Company’s income tax returns. As of December 31, 2021 and 2020, the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flows and will continue to evaluate for uncertain tax positions in the future. If at any time the Company should record interest and penalties in connection with income taxes, the interest and the penalties will be expensed within the interest and general and administrative expenses, respectively.

Fair value of financial instruments:

The Company considers its cash, accounts payable, accrued expenses and the convertible and bridge notes payable to meet the definition of financial instruments. The convertible and bridge notes payable are recorded at fair value, see Notes 4, 5 and 6. The warrants are recorded at fair value, see Notes 4, 5 and 6. The carrying amounts of the remaining financial instruments approximated their fair values due to the short maturities.

The Company measures fair value as required by ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Earnings (loss) per share:

The Company reports loss per share in accordance with ASC 260-10, Earnings Per Share, which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. The calculation of diluted net earnings (loss) per share gives effect to ordinary shares equivalents; however, potential common shares are excluded if their effect is anti-dilutive.

For the year ended December 31, 2021, the number of shares excluded from the diluted net earnings (loss) per share included outstanding warrants to purchase 143,028 ADS or 715,137,600 Ordinary Shares and warrants to purchase 1,257,722 ADS or 6,288,605,600 Ordinary Shares issuable pursuant to Primary Financing.

For the year ended December 31, 2020, the number of shares issuable upon the conversion of both the Convertible Notes Payable (as defined below) and the Bridge Notes (as defined below) as well as the warrants issued in connection with both of these convertible instruments are not included in the denominator since their inclusion would be anti-dilutive.

New accounting pronouncements:

The Company has evaluated all recent accounting pronouncements and believes that none of them will have a material effect on the Company’s financial position, results of operations or cash flows except as discussed below.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

Debt with Conversion and Other Options and Derivatives and Hedging

The FASB recently issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. The guidance in ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in shareholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. The amendments in ASU 2020-06 further revise the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The amendments in ASU 2020-06 are effective for public entities, excluding smaller reporting companies as defined, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact this standard will have on its financial statements.

Earnings Per Share

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The new ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company does not believe the impact of the adoption of this pronouncement is significant to the consolidated financial statements.

Recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statement presentation or disclosures.

NOTE 4 – CONVERTIBLE NOTES PAYABLE

On October 2, 2020, Quoin Inc. commenced an offering of promissory notes (the “2020 Notes” or “Convertible Notes Payable”) and warrants. The 2020 Notes were issued at a 25% original issue discount and bear interest at a rate of 20% per annum. The 2020 Notes are due one year from their respective dates of issuance. In October through December 2020, Quoin Inc. received an aggregate of approximately $910,000 pursuant to this offering, resulting in the issuance of 2020 Notes with an aggregate face value of $1,213,313 and an original issue discount of $303,333. Approximately 23% of such financing was received from parties who are related to or affiliated with members of Quoin Inc.’s board of directors. No additional funding from the 2020 Notes was received in the year ended December 31, 2021.

Based upon the terms agreed to in March 2021 in the Primary Financing (see Note 5), the 2020 Notes were mandatorily convertible into 5,183 ADSs in the Primary Financing, subject to adjustment.

The Company elected to account for the Convertible Notes Payable using the fair value model due to the short maturity and likely conversion at the date of the Merger. The fair value of the Convertible Notes Payable was estimated to be approximately $1.2 million at the date of issuance, resulting in a $378,000 expense recognized in the fourth quarter of 2020. There was no material change in the fair value from issuance until the conversion to equity on the Merger date.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

The noteholders also were entitled to receive warrants exercisable at any time after the issuance date for a number of shares of Quoin Inc.’s common stock that equates to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower). The exercise price was based on a valuation equal to the next financing round and since the number of shares issuable upon the exercise of the warrants and exercise price were not knowable at the time of the financing and as of December 31, 2020 they were not recognized. After entering into the Merger Agreement in March 2021, the terms of the warrants became measurable and were exercisable for 29,388 ADSs at an initial exercise price of $49.75 per ADS.

The Company determined that these warrants met the criteria to be recorded as a liability instrument. Each holder agreed to exchange its warrant for warrants on substantially the same terms as the Investor Exchange Warrants (See Note 5) with the same number of shares issuable upon the exercise of an Exchange Warrant as upon the exercise of the original warrant and the same exercise price as under the original warrant and have a contractual term of 5 years

At the closing of the Merger, 5,183 ADSs were issued upon the conversion of the principle of the Convertible Notes Payable. In addition, effective as of March 13, 2022, the Company exchanged noteholders’ warrants for warrants on substantially the same terms as the Investor Exchange Warrants (See Note 5), exercisable for 29,388 ADSs, in the aggregate, at the exercise price of $49.75 per ADS. The Exchange Warrants have been determined to warrant equity classification and, as such, the fair value change through the exchange date will be included in warrant liability expense in the accompanying statement of operations.

In December 2021, the Company concluded that the calculation of ADSs due to the 2020 Noteholders did not account for accrued interest due when the ADSs were issued. The Company reached cash settlements with, and plans to issue additional ADSs to, the 2020 Noteholders to account for this. The estimated amount required to settle these obligations was determined to be approximately $744,000 at December 31, 2021 and is included in accrued liabilities in the accompanying consolidated balance sheet and in interest expense in the accompanying consolidated statement of operations.

Interest expense, at the stated interest rate, recognized in the year ended December 31, 2021, 2020 and 2019 was approximately $202,000, $47,000, and $0, respectively. Accrued interest and estimated settlement costs at December 31, 2021, 2020 and 2019 was approximately $744,000, $47,000, and $0, respectively, of which $697,000 was recognized in the year ended December 31, 2021.

NOTE 5 – BRIDGE FINANCING AND SECURITIES PURCHASE AGREEMENT (Primary Financing)

Bridge Financing

In connection with the Merger Agreement and the Securities Purchase Agreement (described below), Quoin Inc. entered into a “Bridge Purchase Agreement” on March 24, 2021 with the Investor, pursuant to which the Investor agreed to purchase, and Quoin Inc. agreed to issue notes (the “Bridge Notes”) in the aggregate principal amount of up to $5.0 million in exchange for an aggregate purchase price of up to $3.8 million together with warrants. The Bridge Notes were purchased in three closings: (i) the first purchase of $2.0 million on March 25, 2021 (Quoin Inc. received proceeds of $1.5 million less fees of $90,000); (ii) the second purchase of $1.7 million in April 2021 (Quoin Inc. received proceeds of $1.25 million) ; and (iii) a third purchase of $1.3 million in May 2021 (Quoin Inc. received proceeds of $1.0 million less fees of $185,000). The Bridge Notes were secured by a lien on Quoin Inc.’s current and future assets, were senior to all other outstanding and future indebtedness of Quoin Inc. and included covenants limiting future indebtedness, among others.

The Bridge Notes were issued with a 25% original issue discount, at an interest rate of 15% per annum and had a maturity date of the earliest to occur of: (i) December 25, 2021, (ii) the date on which Quoin Inc.’s equity is registered under the Exchange Act or is exchanged for equity so registered or (iii) immediately prior to the closing of the Merger

The Investor and Quoin Inc. agreed that if the Primary Financing is consummated, the Investor may, at its election, offset the purchase price otherwise payable by Investor to Quoin Inc. pursuant to the Securities Purchase Agreement related to the Primary Financing, by an amount equal to the outstanding amount under this Bridge Note, and, upon such set-off, the portion of this Bridge Note shall be deemed to have been paid in its entirety and all obligations thereunder shall be deemed to be fully satisfied without any further obligations on, or liability to, Quoin Inc.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

The Company elected to account for the Bridge Notes using the fair value model due to the short maturity and likely conversion at the closing of the Merger. The cumulative fair value of the Bridge Notes was estimated to be approximately $5.0 million at the date of issuances, resulting in an increase in the fair value of approximately $1,250,000, which was recognized in the statement of operations for the year ended December 31, 2021. The fair value adjustments also included $275,000 of debt issuance costs which was also immediately recognized as a component of other expense. Management has estimated that the fair value had not significantly changed from issuance to the Merger date. See Note 6.

The Bridge Notes were offset against the purchase price under the Securities Purchase Agreement related to the Primary Financing and converted into 100,618 ADSs (including shares held in escrow for the benefit of the Investor) upon the closing of the Primary Financing. The accrued interest amounting to $393,611 was paid in cash. Interest expense, at the stated interest rate, recognized in the year ended December 31, 2021 was $393,611.

Warrants

Upon the funding of each Bridge Note tranches described above, the Investor received warrants (the “Bridge Warrants”) to purchase a number of shares of Quoin Inc.’s common stock equal to the aggregate principal amount of the Bridge Notes. The Bridge Warrants have a term of five years from the date all of the shares underlying the Bridge Warrants are freely tradable. The Bridge Warrants also contain certain rights with regard to asset distributions and fundamental transactions. Quoin Inc. issued a total of 99,074 Bridge Warrants in the year ended December 31, 2021.

Following the closing date of the Merger, on each of the tenth trading day, the forty-fifth day, the ninetieth day, and the one hundred thirty-fifth day thereafter (each, a “Reset Date”), if the initial exercise price of the Bridge Warrants is greater than the arithmetic average of 85% of the three lowest weighted average prices of the post-Merger ordinary shares of the combined company during the ten trading day period immediately preceding the applicable Reset Date (the “Reset Price”), the exercise price of the Bridge Warrants will be reset to the Reset Price. Furthermore, the number of shares underlying Bridge Warrants will be adjusted such that the aggregate number of shares of common stock issuable to the Investor reflects the Reset Price instead of the initial exercise price. Adjustments to the exercise price and number of warrant shares are available to the Investor until the second anniversary of the Registration Date, as defined in the Bridge Warrants. Upon the occurrence of a Fundamental transaction, as defined in the Bridge Warrants, the warrant holder has the right to elect a cash settlement for the value of the warrant base on the Black Scholes options pricing model.

The Company determined that the warrants met the criteria to be recorded as a liability instrument through the exchange date upon the closing of the Primary Financing. The fair value of warrants was determined by a MonteCarlo simulation model to be approximately $1.6 million at the date of issuance of the 39,630 warrants in connection with the first closing and $2.2 million at the date of issuance of the 59,444 (post exchange ratio) in connection with the second and third closing of the Bridge Notes See Note 6.

Upon the closing of the Primary Financing, the Bridge Warrants were exchanged for warrants to purchase 99,074 ADSs at a fixed per share exercise price of $49.75 (“Investor Exchange Warrants”), as amended, which replaced the reset provisions and modified the fundamental transaction requirements of the Bridge Warrants. The Investor Exchange Warrants and ordinary shares underlying the Investor Exchange Warrants were registered with the SEC on the Registration Statement on Form F-4. An amendment to the Investor Exchange Warrants was entered into in September 2021, which replaced the reset provisions with a fixed number of shares and exercise price.

Primary Financing

On October 28, 2021, the Company completed the private placement transaction with the Investor for an aggregate purchase price of approximately $17.0 million (comprised of (x) the set off of approximately $5 million of Bridge Notes, and (y) approximately $12 million in cash from the Investor) (the “Primary Financing”), and the Investor paid the Company approximately $11,504,000, which was net of $393,611 in accrued interest on the Bridge Notes. The Company incurred an additional approximate $1.4 million in costs associated with the Primary Financing, which resulted in the net proceeds of approximately $10.1 million. The Company issued 342,100 ADSs to the Investor, consisting of 66,702 delivered to the Investor on or after the Merger closing and 275,398 initially held in an escrow account for the benefit of the Investor as per the terms of the Securities Purchase Agreement. All such escrow shares were released to the Investor prior to December 31, 2021.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

Quoin Ltd. also was required to issue to the Investor, effective as of March 13, 2022, the 136th day following the consummation of the Merger (i) Series A Warrant to purchase 342,100 ADSs (the “Series A Warrant”) (ii) Series B Warrant to purchase 342,100 ADSs (the “Series B Warrant”) and (iii) Series C Warrant to purchase 191,174 ADSs (“Series C Warrant” and, together with the Series A Warrant and Series B Warrant, the “Investor Warrants”). The exercise price for the Investor Warrants is $49.75 per ADS, with Series A Warrant having a five-year maturity, and Series B Warrant and Series C Warrant having a two-year maturity. The Company has the right to require the mandatory exercise of the Series C Warrant, subject to an effective registration statement being in place for the resale of the shares underlying such warrants and the satisfaction of equity market conditions, as defined in the Series C Warrant. As of the financial statement filing date, not all of the market related conditions were met. Upon the exercise of the Series C Warrant in full, the Investor would also be granted an additional Series A Warrant to purchase 191,174 ADSs and an additional Series B Warrant to purchase 191,174 ADSs at an exercise price of $49.75 per ADS.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. For certain instruments, including cash and cash equivalents, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Fair value is estimated using various valuation models, which utilize certain inputs and assumptions that market participants would use in pricing the asset or liability. The inputs and assumptions used in valuation models are classified in the fair value hierarchy as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Quoted market prices for similar instruments in an active market; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations inputs of which are observable and can be corroborated by market data.

Level 3: Unobservable inputs and assumptions that are supported by little or no market activity and that are significant to the fair value of the asset and liability. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining the appropriate hierarchy levels, the Company analyzes the assets and liabilities that are subject to fair value disclosure. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

The significant estimates used in the determining the fair value of the 2020 Notes warrants (Note 4) were as follows:

	12/31/2021 (1)	12/31/2020
Stock price	$22.75	$49.75
Initial exercise price	$49.75	$49.75
Contractual Term	5.0	5.0
Volatility	89.2%	98%
Discount rate	1.26%	0.81%

(1)	The warrants issued during 2020 were not exchanged for fixed term warrants until 2022, therefore the existing warrants were still considered outstanding at December 31, 2021 and classified as a liability instrument.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

The significant estimates used in such calculation of the fair value of the warrants issued in connection with the Bridge Financing (Note 5) were as follows:

	Transaction Date	Merger Date
	March - May 2021	10/28/2021
Stock price	$49.75 (post exchange ratio)	$11.64 (post exchange ratio)
Initial exercise price	$49.75 (post exchange ratio)	$49.75 (post exchange ratio)
Contractual Term	5.0	5.0
Volatility	92%	89.2%
Discount rate	0.98%	1.18%

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis by fair value hierarchy at December 31, 2021 and 2020:

December 31, 2021	Level 1	Level 2	Level 3	Total
2020 Notes warrants	—	—	$373,599	$373,599
Total Warrant Liability	—	—	$373,599	$373,599

December 31, 2020	Level 1	Level 2	Level 3	Total
2020 Notes payable	$—	$—	$1,213,333	$1,213,333
Total Liabilities	$—	—	$1,213,333	$1,213,333

The fair value of the convertible notes payable issued in 2020 was determined to be $1,213,333, resulting in a charge to operations of $378,333 during 2020. The fair value adjustment from December 31, 2020 to their conversion to ADSs at the Merger date was not material. The initial fair value of the Bridge Notes issued in 2021 was determined to be approximately $5,000,000, resulting in a charge to operations of $1,250,000 during 2021. The fair value adjustment from the Bridge Notes issuances to their conversion to ADSs upon the Merger date was not significant. The Bridge Notes and 2020 Notes were converted into ADSs at the Merger date. See Notes 4 and 5.

The following shows the movement of the warrant liability balance during 2021.

	Bridge Financing	2020 Notes
	Warrants	Warrants
Beginning Balance	$—	$—
Warrant value at issuance (recorded as warrant liability expense)	3,783,079	894,113
Change in Fair value of warrants	8,627,651	(520,514)
Reclassification of warrant liability to an equity instrument	(12,410,730)	—
Ending Balance	$—	$373,599

The change in fair value of the Bridge Note warrants are included in other expense in the accompanying consolidated financial statements from the issuance date to the Merger Date. The Exchange warrants issued to the Investor on the Merger date was determined to be an equity-classified instrument, and accordingly the warrant liability on such date of $12,410,730 was reclassified to additional paid in capital on that date.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

NOTE 7 – PREPAID EXPENSES

Prepaid expenses are as follows:

	December 31,
	2021	2020
Prepaid R&D costs	$329,033	$—
Prepaid insurance	684,191	—
Prepaid other expenses	2,250	—
Total	$1,015,474	$—

NOTE 8 – ACCRUED EXPENSES

Accrued expenses are as follows:

	December 31,
	2021	2020
Professional fees	$144,377	$173,095
Investor Relations fees	584,000	528,000
Payroll taxes	199,582	148,899
Payroll	557,937	—
Research contract expenses	193,537	105,052
Other expenses	5,976	5,802
Total	$1,685,409	$960,848

NOTE 9 – ASSET ACQUISITION AND IN-LICENSED TECHNOLOGY

Polytherapeutics

On March 24, 2018, Quoin Inc. entered into a securities purchase agreement (the “Acquisition Agreement”), in which it agreed to acquire all of the equity interests in Polytherapeutics, Inc. (the “Seller” or “Polytherapeutics”) for $40,833 and future royalties provided Quoin Inc. commercializes products using the technology developed by the Seller. The terms of any royalty payments to the Seller are 4.0% of the net revenue of royalty products, as defined in the Acquisition Agreement, received by Quoin Inc. during the ten (10) year period commencing from the date of first sale of a royalty product. If a generic product is introduced by a third party to the market, during the royalty period, the royalty fees shall be reduced from 4% to 2%. If, during the royalty period, two or more generic products are introduced, the royalty fees shall be reduced from 2% to 0%.

The Seller had the option to repurchase the intellectual property for $100,000 if there were no products in clinical development using such technology. The repurchase option was not exercised and has lapsed.

Quoin Inc. also entered into a research and consulting agreement which commits Quoin Inc. to pay the Seller for additional research and development consulting services (See Notes 12 and 15).

Skinvisible

On October 17, 2019, Quoin Inc. entered into an exclusive license agreement with Skinvisible Inc. (“Skinvisible”), pursuant to which Skinvisible granted a license to use certain patented technology for the development of products for commercial sale in the orphan rare skin disease field, and for the use of a proprietary polymer deliver system technology. This technology is currently being used in the development of QRX003. In exchange for the license, Quoin Inc. agreed to pay Skinvisible $1,000,000, as well as development and sales milestone payments and a single digit royalty on all net sales, as defined.

The development milestones originally required payments upon achieving development milestones for the first Rare Skin Disease drug product developed using the licensed technology and the first two Ketamine products, as defined. Payments were originally due

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

upon successful completions of certain clinical milestones ($7.5 million) and obtaining US and EU regulatory approval ($15 million). The sales milestones required for every licensed product commercialized by Quoin Inc. are $10 million upon achievement of $100 million in sales being achieved in the annual period; $25 million upon achievement of $250 million in sales and $50 million upon the achievement of $400 million in sales in an annual period. On January 27, 2021, Quoin Inc. and Skinvisible entered into an amendment which modified the clinical milestone payment requirements such that $750,000 would be payable to Skinvisible upon achievement of specified clinical milestones, and $21.75 million upon regulatory approval in the U.S. and EU respectively. No development milestones, sales milestones or royalty payments were due through in 2019, 2020 or 2021.

The agreement has a termination clause that is triggered if no product has commenced clinical testing 12 months after the date of the agreement or the latest subsequent amendment. On April 19, 2021, Quoin Inc. and Skinvisible entered into another amendment which established the development deadline as December 31, 2022. Should the Company not commence clinical testing as defined by the development deadline, the license agreement will terminate immediately except in certain circumstances as specified in the agreement.

The license fee was originally due in two equal installments of $500,000 payable no later than December 31, 2019 and June 30, 2020, which were not paid. The agreement was subsequently amended for payment due on July 31, 2020. On July 31, 2020, the agreement was amended to further extend the payment until September 30, 2020. On September 30, 2020, the agreement was again amended, requiring payment of the license fee only when outside financing is received, as defined in the agreement. On June 21, 2021, the parties entered into an additional amendment which modified the payment terms and required a payment of $107,500 on June 26, 2021, a payment of $250,000 within 10 days of the Primary Financing, and the remaining $250,000 upon the earlier of approval of an Investigatory New Drug application by the FDA or December 31, 2021. This amendment also eliminated the $750,000 clinical milestone payments described above and reduced the milestone payment upon regulatory approval of the product containing the Skinvisible technology in either the U.S. or E.U., whichever happens first to a total of $5,000,000.

At December 31, 2021 and December 31, 2020, the license acquisition liability due was $250,000 and $875,000 respectively. In March 2022, the Company paid $50,000 against this liability. The remaining license acquisition liability has not been paid in accordance with the terms but has not impaired the Company’s rights to the technology as the Company is in the process of renegotiating this payment with Skinvisible.

NOTE 10 - INTANGIBLE ASSETS

Intangible assets are as follows:

	December 31,
	2021	2020
Acquired technology – Polytherapeutics	$40,433	$40,433
Technology license – Skinvisible	1,000,000	1,000,000
Total cost	1,040,433	1,040,433
Accumulated amortization	(231,829)	(127,785)
Net book value	$808,604	$912,648

The Company recorded amortization expense of approximately $104,000, $104,000, and $21,000 in the years ended December 31, 2021, 2020 and 2019, respectively. Amortization expense for each of the next 5 years is expected to be approximately $104,000, and then approximately $288,000 thereafter.

NOTE 11 – RELATED PARTY TRANSACTIONS

Employment Agreements and Due to Officers/Founders

In March 2018, Quoin Inc. executed employment agreements with both of its officers who are also co-founders of Quoin Inc. The employment agreements for both officers/founders allow for a onetime expense that covers the salaries they would have otherwise been paid for efforts they undertook in the periods since inception. The salaries and benefits allowances provided for under the

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

employment agreements began to accrue as the services were being provided by the officers/founders and are included in Due to Officers on the accompanying balance sheet.

Amounts due to the officers/founders consist of amounts specified in the employment agreements since inception through December 31, 2021 as well as reimbursable travel expenses and other amounts paid by them to third parties on behalf of Quoin Inc. The Company repaid $304,466, $50,000, and $0 of such amounts due to officers/founders in the year ended December 31, 2021, 2020 and 2019, respectively. Since the Merger closing, the Company has been repaying amounts due to officers/founders at a rate of $25,000 each per month (See Note 17).

Amounts due to officers at December 31, 2021 and 2020 consisted of the following:

	December 31,
	2021	2020
Salaries and allowances	$4,108,500	$3,984,000
Invoices paid on behalf of the Company	615,232	904,913
Total	$4,723,732	$4,888,913

During 2021, the Company incurred $108,000 of consulting expense from related parties, primarily from a related party company controlled by a member of the Board of Directors.

See Note 4 for related party debt and Note 12 for employment agreements.

NOTE 12 – RESEARCH, CONSULTING AGREEMENTS AND COMMITMENTS

Research and consulting agreement

Quoin Inc. entered into a research and consulting agreement (the “Research Agreement”) which commits it to pay the former owner of Polytherapeutics (the “Consultant” or “Seller”) to transfer the technical know-how of Polytherapeutics with respect to (i) good manufacturing practices (“GMP”), clinical and commercial manufacturing of the Company’s PolyDur polymer and (ii) formulation development of products utilizing the Company’s PharmaDur polymer (See Note 9). The agreement required monthly consulting payments of $20,833 beginning on July 31, 2018 and ending February 28, 2021 (the “Post-Closing Period”) for a total of $666,667 over the consulting period. Pursuant to an amendment, the Post-Closing Period was revised to terminate on December 31, 2020.

Through December 31, 2021 and the financial statement issuance date, the Company has not made any payments, the Consultant has not performed any services and the Company has not incurred or accrued for any expenses. See Note 15 for Consultant’s notification of breach of contract.

Other research consulting agreements

Quoin Inc. entered into three consulting agreements with Axella Research LLC (“Axella”) to provide regulatory and pre- clinical/clinical services to the Company with respect to QRX003 and QRX004. The combined fees of the three agreements are approximately $270,000, payable as milestones under the three agreements are met. Quoin Inc. has also engaged Axella for additional services pursuant to separate work orders. Further, Quoin Inc. has two options to pay the milestones due 1) one half in equity of Quoin Inc. (at a pre-negotiated valuation) and one-half in cash or 2) entirely in cash, in which case a discount of approximately 20% would be applicable. The Company recognized research and development expenses for services provided and milestones met of approximately $247,000, $50,000 and $25,000 for the years ended December 31, 2021, 2020 and 2019, respectively and has accrued expenses of $193,537, $105,052 and $24,940 at December 31, 2021, 2020 and 2019, respectively.

In November 2020, Quoin Inc. entered into a Master Service Agreement for an initial term of three years with Therapeutics Inc. for managing preclinical and clinical development for new products in the field of dermatology. The agreement required the execution of individual work orders. Quoin Inc. may terminate any work order for any reason with 90 days written notice subject to costs incurred through termination and a defined termination fee, unless there is a material breach by Therapeutics Inc. The first work order

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

was entered into in late 2020 for a clinical study at an expected estimated cost of approximately $3.5 million and expected timing through the first quarter of 2023. For the year ended December 31, 2021, the Company incurred approximately $340,000 of research and development costs related to this agreement.

In November 2021, the Company entered into a commitment for research related services associated with Netherton Syndrome of approximately $250,000 for an expected period of eighteen months, of which an initial $25,000 expense was incurred in 2021.

Employment agreements

The employment agreements entered into by Quoin Inc. with its two founders/officers provide for a combined base salary, including monthly allowances, of $996,000 per annum, a discretionary bonus and certain allowances and benefits. In the event of termination of the two founders/officers for reason other than cause, as defined in the employment agreements, the founders shall be entitled to two years of based salary and bonus.

In November 2021, the Company appointed and entered into an employment agreement with its Chief Financial Officer which provides for a base salary of $360,000 per annum, a discretionary bonus and certain allowances and benefits.

In November 2021, the Board of Directors of the Company approved amendments to the employment agreements increasing base level compensation by 10% for the two founders and increasing the annual target discretionary bonus to not less than 45% of base salary for the two founders and the Chief Financial Officer. Further a transaction bonus related to the closing of the Merger and private placements aggregating approximately $324,000 was paid to the two founders in November 2021. See Note 17 describing subsequent shareholder approval of the employment agreements of the two founders/officers.

Performance milestones and Royalties

See Note 9 for asset and in-licensed technology commitments.

Merger agreement commitment

In consideration for the Share Transfer disclosed in Note 1, the pre-closing Cellect shareholders received a contingent value right (“CVR”) entitling the holders to earnouts during the Payment Period (as such term is defined in the Share Transfer Agreement), comprised mainly of payments upon sale, milestone payments, license fees and exit fees realized by EnCellX. In order to secure such right, shares constituting 40% of EnCellX share capital are held in escrow by Altshuler Shaham Trusts Ltd.

In connection with the Share Transfer, Cellect entered into a CVR Agreement with Mr. Eyal Leibovitz, in the capacity of Representative for the holders of CVRs, and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Under the terms of the CVR Agreement, the holders of the Cellect ADSs immediately prior to the Merger had the right to receive, through their ownership of CVRs, their pro-rata share of the net Share Transfer consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer. CVRs were recorded in a register administered by the Rights Agent but were not certificated.

Since the Company will not receive any net proceeds from the CVR’s, there is no asset or liability recorded in the consolidated financial statements.

NOTE 13 – SHAREHOLDERS’ EQUITY AND SHARE OWNERSHIP AND RIGHTS

Quoin Inc.

Quoin Inc.’s authorized capital stock consisted of 10,000 shares of common stock. On March 5, 2018, in connection with the incorporation as a Delaware corporation, Quoin Inc. issued 100 shares for a consideration of $100 split equally between the two founders and officers of Quoin Inc. In connection with the Merger transaction, the two founders exchanged their shares in Quoin Inc. for 240,292 ADSs in Quoin Ltd., which was subsequently reduced to 224,388 ADSs in May 2022 following the determination of the

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

number of shares held in escrow allocated to certain former shareholders of Cellect. All share and per share amounts have been adjusted to reflect this recapitalization.

Quoin Ltd.

As of December 31, 2021, Quoin Ltd.’s authorized share capital consisted of 12,000,000,000 ordinary shares, no par value. These ordinary shares are not redeemable and do not have any preemptive rights. However, the Investor has certain approval rights in connection with the issuance of additional shares. Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholders meeting. Shareholders may vote at shareholders meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholders meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote.

Under Israeli law, the Company may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that the Company does not have retained earnings or earnings generated over the two most recent years legally available for distribution, the Company may seek the approval of the court in order to distribute a dividend. The court may approve our request if it determines that there is no reasonable concern that the payment of a dividend will prevent the Company from satisfying our existing and foreseeable obligations as they become due.

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Post August 1, 2022 change in ADS ratio, each ADS represents (5,000) ordinary shares (or a right to receive five thousand (5,000) ordinary shares). Each ADS will also represent any other securities, cash or other property which may be held by the depositary. ADSs may be held either (a) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs or (2) by having uncertificated ADSs, or (b) indirectly by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC.

Warrants and Options

The following vested stock options and warrants were outstanding at December 31, 2021, exercisable into ADSs:

	ADSs	Exercise Price	Year of maturity
Warrants held by 2020 noteholders	29,388	$49.75	2026
Warrants held by Investor	99,074	$49.75	2026
Options held by former Cellect optionholders	5,746	636.75	2022
Warrants held by former Cellect warrantholders	8,820	$137.50	2022-2024
Total	143,028

1)	The options held by former Cellect optionholders fully vested at the closing of the Merger and expire between January and October 2022. The incremental fair value of the stock options at the closing of the Merger was not significant. The options were issued under the Cellect Ltd. Employee Shares Incentive Plan (the “2014 Plan”). The 2014 Plan was amended and restated and initial grants were made to Company officers and directors, approved at the Company Annual General Meeting held on April 12, 2022. See Note 17.

The intrinsic value of the above stock options and warrants at December 31, 2021 was negligible.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

Effective as of March 13, 2022, the Company issued warrants to the Investor under the terms of the Primary Financing, exercisable into ADSs in the following aggregate amounts. See Note 17.

	ADSs	Exercise Price
Series A warrants (1)	533,274	$49.75
Series B warrants (1)	533,274	$49.75
Series C warrants (1)	191,174	$49.75
Total	1,257,722

(1)	The Company expects to issue each of 191,174 additional Series A and Series B Warrants to the Investor upon exercise of the Series C Warrant, which are assumed to be exercised and, therefore, are included in the totals of the Series A and B warrants in the table above.

NOTE 14 – INCOME TAXES

The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. The Company maintains a valuation allowance to fully offset the gross deferred tax asset because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets at December 31, 2021 and 2020. The valuation allowance increased by approximately $2,178,000 and $515,000 for the years ended December 31, 2021 and 2020, respectively.

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2021	2020
Deferred tax assets:
Net operating losses carryforward	$1,945,000	$355,000
Due to officers	1,411,000	1,467,000
Accrued expenses and other	212,000	44,000
R&D credit carryforward	102,000	—
Debt related attributes	375,000	—

Total deferred tax assets	4,045,000	1,866,000
Valuation allowance	(4,045,000)	(1,866,000)

Deferred tax asset, net of valuation allowance	$—	$—

At December 31, 2021 and 2020, the Company had U.S. federal and state income tax net operating loss (“NOL”) carryforward of approximately $6,482,000 and $1,180,000, respectively, that may be used to offset future taxable income. The Internal Revenue Code (the “IRC”) contains limitations on the use of net operating loss carryforwards after the occurrence of a substantial ownership change as defined by IRC Section 382. The Company has not performed a detailed analysis, however utilization of such net operating loss carryforwards will likely be significantly limited due to the shares issued in the Primary Financing and the Merger. At December 31, 2021, the Company had approximately $102,000 of federal research and development (“R&D”) tax credit carryforwards. If not utilized, the federal R&D credits will begin to expire in 2038.

The income tax benefit for the years ended December 31, 2021 and 2020 differed from the amounts computed by applying the US federal income tax rate of 21% primarily because of the increase in the valuation allowance and the tax impact of fair value adjustments and other permanent items, which resulted in an effective tax rate of zero for both years.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

statements include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. The Company has concluded that the CARES Act did not have a material impact on its financial position, results of operations, or cash flows.

On December 27, 2020, the United States enacted the Consolidated Appropriations Act which extended many of the benefits of the CARES Act that were scheduled to expire. The Company evaluated the impact of the Consolidated Appropriations Act on its consolidated financial statements and related disclosures and concluded that the impact is immaterial.

NOTE 15 - CONTINGENCIES

From time to time, the Company may become involved in various legal matters arising in the ordinary course of business. Management is unaware of any matters requiring accrual for related losses in the financial statements.

In February 2020, the seller of the equity interests in Polytherapeutics and party to the Research Agreement communicated with Quoin Inc. threatening litigation for non-payment and related breach of contract and immediate payment of all monthly payments in the amount of $666,667. See Notes 9 and 12. The Consultant has not provided any services and has not complied with other technical requirements under the Research Agreement, and therefore is considered to be in breach of contract. The Company and the Consultant have had communications with respect to the duration, commencement date and payment of the consulting services, but a revised agreement has not been reached. No lawsuits have been filed as of the financial statement issuance date. Should a formal claim or lawsuit be filed, the Company believes it has meritorious defenses.

NOTE 16 – LICENSE AGREEMENTS

In November and December 2021, the Company entered into three license and supply agreements, whereby the Company is entitled to a royalty or other proceeds from the specified product revenues in select non-US markets from the licensee, if and when the underlying products are approved and commercialized. No royalty revenues were received in 2021.

NOTE 17 - SUBSEQUENT EVENTS

In March 2022, the Company paid an aggregate of $311,670 to two out of five 2020 noteholders in settlement of the amounts included in accrued interest payable at the closing of the Merger. See Note 4.

In the first quarter of 2022, the Company entered into four license and supply agreements, whereby the Company will receive a royalty or other proceeds from the specified product revenues in select non-US markets from the licensor, if and when the underlying products are approved and commercialized.

Effective as of March 13, 2022, the Company issued warrants to purchase ADSs as follows:

●	Exchanged the existing warrants of 2020 noteholders (Note 4) for warrants on substantially the same terms as the Investor Exchange Warrant (See Note 5), exercisable for 29,388 ADSs, in the aggregate, at the exercise price of $49.75 per ADS. The exercise price was reduced to $0.00 as of July 14, 2022 as a result of the Altium Agreement described below.
●	Issued Series A Warrant, Series B Warrant and Series C Warrant to purchase 342,100 ADSs, 342,100 ADSs and 191,174 ADSs, respectively, at the exercise price of $49.75 per ADS, based on the terms of the Primary Financing. These warrants were amended as of July 14, 2022 under the Altium Agreement described below.

The Company held a Special General Meeting on February 28, 2022, at which the Company’s shareholders adopted the Amended and Restated Articles of Association of the Company.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

Amended and Restated Equity Incentive Plan and Annual Meeting of Shareholders

In March 2022, our board of directors approved the Amended and Restated Equity Incentive Plan (the “Amended Plan”), which increased the number of ordinary shares reserved for issuance under such equity incentive plan to 15% of our outstanding ordinary shares on a fully-diluted basis, or 1,826,991,616 ordinary shares, represented by 365,398 ADSs as of March 31, 2022. The board of directors further approved the award of options to our officers and directors to purchase, in the aggregate, 316,571 ADSs under the Amended Plan, and annual discretionary bonuses for officers of $472,500 in aggregate.

We held our Annual General Meeting on April 12, 2022, at which our shareholders approved, among other items, the following:

●	The increase in authorized share capital from 12.5 billion to 50 billion ordinary shares.
●	Modification of the annual compensation of the two founders to a combined base salary of $990,000 and to increase the annual discretionary bonus to not less than 45% of the annual base salary.
●	Repayment of amounts due to the two founders at a rate of $25,000 each per month.
●	The grant of an option to purchase up to 85,714 ADSs to each of the two founders under the Amended Plan, at an exercise price per ADS of $17.50, to vest over a four-year period.
●	The grant of an option to purchase 12,857 ADSs to each of the five non-employee director under the Amended Plan at an exercise price per ADS of $17.50, to vest over a three-year period, and (as an annual grant for 2022) an option to an officer to purchase 71,429 ADSs at an exercise price per ADS of $17.50, to vest over a four-year period.

ADS Ratio Change

On July 12, 2022, our Board of Directors approved the change in the ratio of ADS evidencing ordinary shares from 1 ADS representing four hundred (400) ordinary shares to 1 ADS representing five thousand (5,000) ordinary shares, which will result in a one for 12.5 reverse split of the issued and outstanding ADSs (the “Ratio Change”). The Ratio Change was effective August 1, 2022. All ADS and related option and warrant information presented in these financial statements and accompanying footnotes has been retroactively adjusted to reflect the reduced number of ADSs resulting from the Ratio Change.

Nasdaq Listing

On April 22, 2022, we received a letter from the Listing Qualifications staff of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that we are no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In addition, as of April 21, 2022, we did not meet the alternative continued listing requirements based on market value of listed securities or net income from continuing operations. In accordance with Nasdaq Rule 5810(c)(2)(A), within 45 calendar days of receiving this notice, we submitted a plan to regain compliance to Nasdaq. This plan was accepted, and Nasdaq has granted us an extension until October 19, 2022 to evidence compliance.

On June 10, 2022, we received a letter from The Nasdaq Listing Qualifications staff notifying us that the closing bid price per ADS was below the required minimum of $1.00 for a period of 30 consecutive business days and that we did not meet the minimum bid price requirements set forth in Nasdaq Rule 5550(a)(2). Pursuant to Nasdaq Rule 5810(c)(3)(A), we have a period of one hundred eighty (180) calendar days, or until December 7, 2022 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the Compliance Period, the closing bid price per ADS is at least $1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide us a written confirmation of compliance and the matter will be closed. In the event we do not regain compliance by December 7, 2022, we may be eligible for an additional 180 calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held ADSs and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

Although there is no assurance, we expect that the offering that is being registered on the registration statement on Form F-1, which includes these financial statements and accompanying notes, will enable us to regain compliance with Nasdaq’s minimum stockholders’ equity requirement and the Ratio Change will help us to regain compliance with the minimum bid-price requirement for continued listing on The Nasdaq Capital Market. Although Nasdaq notification letters described above have no immediate effect on our listing on The Nasdaq Capital Market, and we are working on implementing plans to regain compliance with Nasdaq listing standards, there can be no assurance that we will be able to regain compliance with Nasdaq’s minimum stockholders’ equity requirement or minimum bid-price requirement for continued listing. If our ADSs are delisted from Nasdaq, it will have material negative impacts on the actual and potential liquidity of our securities, as well as material negative impacts on our ability to raise future capital.

Agreements with Altium Growth Fund, LP and Altium Warrant Exercises

During the second quarter of 2022, Altium exercised the Series B Warrant in full pursuant to the alternate cashless exercise right of such warrant, under which Altium had an option to receive 1 ADS for each ADS underlying the warrant being exercised in such cashless exercise, resulting in the issuance of a total of 342,100 ADSs to Altium.

On July 14, 2022, we, Quoin Inc. and Altium entered into an agreement (the “Altium Agreement”), pursuant to which the parties agreed to, among other things, (i) amend certain terms of the Series A Warrant and Investor Exchange Warrants previously issued to Altium to, among other things, reduce the exercise price to $0.00 per ADS with respect to a total of 399,999 ADSs, (ii) cancel the Series C Warrant and a portion of the Series A Warrant previously issued to Altium, and (iii) terminate the Purchase Agreements, pursuant to which the warrants were previously issued to Altium. As of August 2, 2022, Altium exercised all of its warrants outstanding and we issued a total of 399,999 ADSs to Altium.

The exercise price of the 2020 noteholder warrants was reduced to $0.00 as of July 14, 2022 as a result of the Altium Agreement described below. As of August 2, 2022, 23,040 noteholder warrants had been exercised.

As a result of the Altium and noteholder warrant exercises and the Altium Agreement, the warrants outstanding as of August 2, 2022 are set out below, exercisable into ADS:

		Exercise	Year of
	ADSs	Price	maturity
Warrants held by 2020 noteholders	6,348	$0	2027
Warrants held by former Cellect warrant holders	8,820	$137.5	2024
Total	15,168

Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements regarding our expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), reflect the operations of Quoin Pharmaceuticals Inc. (“Quoin Inc.”) since inception and include the accounts of Quoin Ltd. since the closing of the Merger (as defined below). Unless context indicates or suggests otherwise, “we”, “our”, “us”, “Quoin Ltd.” and the “Company” in this section refers to the consolidated operations of Quoin Pharmaceuticals Ltd.

Operating Results

Overview

We are a clinical stage, emerging specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products that help treat rare and orphan diseases for which there are currently no approved treatments or cures. Our initial focus is on the development of products, using our proprietary owned and in-licensed technology, that could help address rare skin diseases for which there are currently no approved treatments or cures. Our first lead product is QRX003, a once daily, topical lotion comprised of a broad-spectrum serine protease inhibitor, formulated with the proprietary Invisicare® technology, to treat Netherton Syndrome. Clinical testing of QRX003, under an open Investigational New Drug (IND) application with the Food and Drug Administration, or “FDA,” has commenced in the US. In addition, we intend to pursue the clinical development of QRX003 in other rare dermatological diseases, including Peeling Skin Syndrome, SAM Syndrome, and Palmoplantar Keratoderma. Our three other pipeline products in development are also targeting rare skin diseases, including Epidermolysis Bullosa, Netherton Syndrome and Scleroderma.

Our objective is to develop and commercialize proprietary therapeutic drug products. To this effect, we intend to develop and seek marketing approvals from the FDA and other worldwide regulatory bodies for rare and orphan diseases. To achieve these objectives, we plan to:

●	seek the necessary regulatory approvals to complete the clinical development of QRX003 and, if successful, file for marketing approval in the United States and other territories;
●	prepare to commercialize QRX003 by establishing our own sales infrastructure in the U.S. and Europe and entering into distribution partnerships in other territories such those currently established for Canada, Australia/New Zealand, the Middle East, China, Hong Kong, Taiwan, Latin America, Central and Eastern Europe, Turkey; and
●	pursue business development activities by seeking partnering, licensing, merger and acquisition opportunities or other transactions to further expand our pipeline and drug-development capabilities and which take advantage of our financial resources for the benefit of increasing stockholder value.

A novel strain of coronavirus (“COVID-19”) created a global pandemic, which commenced in 2020. Our operations, to date, have not been dramatically affected by COVID-19. However, the extent of any future impact on our operational and financial performance will depend on the possibility of a resurgence and resulting severity of COVID-19 impact with respect to our access to API and drugproduct for clinical testing, as well as our ability to safely and efficiently conduct planned clinical trials.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we will need to raise additional capital prior to the commercialization of QRX003 or any other product candidate. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to continue our operations. See “—Key Recent Events and Developments—Going Concern Qualification.”

Key Recent Events and Developments

Merger

On October 28, 2021, Cellect completed the business combination with Quoin Inc. in accordance with the terms of the Merger Agreement, by and among Cellect, Quoin Inc. and Merger Sub, which was a wholly-owned subsidiary of Cellect, pursuant to which Merger Sub merged with and into Quoin Inc., with Quoin Inc. surviving as a wholly-owned subsidiary of Cellect (the “Merger”). Immediately after completion of the Merger, Cellect changed its name to “Quoin Pharmaceuticals, Ltd.”

We have accounted for the transaction as a reverse recapitalization with Quoin Inc. as the accounting acquirer. Because Quoin Inc. is the accounting acquirer, its historical financial statements became our historical financial statements and such assets and liabilities continued to be recorded at their historical carrying values. The impact of the recapitalization has been retroactively applied to all periods presented.

In addition, on October 28, 2021, Cellect sold the entire share capital of its subsidiary, Cellect Biotherapeutics Ltd., which essentially included all of Cellect’s then existing net assets, to EnCellX Inc. (“EnCellX”), a newly formed U.S. privately held company based in San Diego, CA (the “Share Transfer”), pursuant to an Amended and Restated Share Transfer Agreement. We have no interests in EnCellX subsequent to the closing of the Merger.

Amended and Restated Equity Incentive Plan and Annual Meeting of Shareholders

In March 2022, our board of directors approved the Amended and Restated Equity Incentive Plan (the “Amended Plan”), which increased the number of ordinary shares reserved for issuance under such equity incentive plan to 15% of our outstanding ordinary shares on a fully-diluted basis, or 1,826,991,616 ordinary shares, represented by 365,398 ADSs as of March 31, 2022. The board of directors further approved the award of options to our officers and directors to purchase, in the aggregate, 316,571 ADSs under the Amended Plan, and annual discretionary bonuses for officers of $472,500 in aggregate.

We held our Annual General Meeting on April 12, 2022, at which our shareholders approved, among other items, the following:

●	The increase in authorized share capital from 12.5 billion to 50 billion ordinary shares.
●	Modification of the annual compensation of the two founders to a combined base salary of $990,000 and to increase the annual discretionary bonus to not less than 45% of the annual base salary.
●	Repayment of amounts due to the two founders at a rate of $25,000 each per month.
●	The grant of an option to purchase up to 85,714 ADSs to each of the two founders under the Amended Plan, at an exercise price per ADS of $17.50, to vest over a four-year period.
●	The grant of an option to purchase 12,857 ADSs to each of the five non-employee director under the Amended Plan at an exercise price per ADS of $17.50, to vest over a three-year period, and (as an annual grant for 2022) an option to an officer to purchase 71,429 ADSs at an exercise price per ADS of $17.50, to vest over a three-year period.

ADS Ratio Change

On July 12, 2022, our Board of Directors approved the change in the ratio of ADS evidencing ordinary shares from 1 ADS representing four hundred (400) ordinary shares to 1 ADS representing five thousand (5,000) ordinary shares, which will result in a one for 12.5 reverse split of the issued and outstanding ADSs (the “Ratio Change”). The Ratio Change was effective August 1, 2022. All ADS and related option and warrant information presented in this report, including our financial statements and accompanying footnotes, has been retroactively adjusted to reflect the reduced number of ADSs resulting from the Ratio Change.

Nasdaq Listing

On April 22, 2022, we received a letter from the Listing Qualifications staff of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that we are no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In addition, as of April 21, 2022, we did not meet the alternative continued listing requirements based on market value of listed securities or net income from continuing operations. In accordance with Nasdaq Rule 5810(c)(2)(A), within 45 calendar days of receiving this notice, we submitted a plan to regain compliance to Nasdaq. This plan was accepted, and Nasdaq has granted us an extension until October 19, 2022 to evidence compliance.

On June 10, 2022, we received a letter from The Nasdaq Listing Qualifications staff notifying us that the closing bid price per ADS was below the required minimum of $1.00 for a period of 30 consecutive business days and that we did not meet the minimum bid price requirements set forth in Nasdaq Rule 5550(a)(2). Pursuant to Nasdaq Rule 5810(c)(3)(A), we have a period of one hundred eighty (180) calendar days, or until December 7, 2022 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the Compliance Period, the closing bid price per ADS is at least $1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide us a written confirmation of compliance and the matter will be closed. In the event we do not regain compliance by December 7, 2022, we may be eligible for an additional 180 calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held ADSs and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period.

Although there is no assurance, we expect that this offering will enable us to regain compliance with Nasdaq’s minimum stockholders’ equity requirement and the Ratio Change will help us to regain compliance with the minimum bid-price requirement for continued listing on The Nasdaq Capital Market. Although Nasdaq notification letters described above have no immediate effect on our listing on The Nasdaq Capital Market, and we are working on implementing plans to regain compliance with Nasdaq listing standards, there can be no assurance that we will be able to regain compliance with Nasdaq’s minimum stockholders’ equity requirement or minimum bid-price requirement for continued listing. If our ADSs are delisted from Nasdaq, it will have material negative impacts on the actual and potential liquidity of our securities, as well as material negative impacts on our ability to raise future capital.

Agreements with Altium Growth Fund, LP

On October 28, 2021, Cellect and Quoin Inc. completed the private placement transaction with Altium Growth Fund, LP (“Altium”) for an aggregate purchase price of approximately $17.0 million (comprised of (x) the set off of approximately $5 million of senior secured notes issued in connection with the bridge loan (“Bridge Financing”) that Altium made to Quoin Inc. at the time of the execution of the Merger Agreement, and (y) approximately $12.0 million in cash from Altium whereby Quoin Inc. issued to Altium (i) common stock of Quoin Inc. immediately prior to the Merger (the “Primary Financing”), pursuant to the Securities Purchase Agreement, entered into as of March 24, 2021, by and among Cellect, Quoin Inc. and Altium, as amended (the “Primary Financing Agreement”), and (ii) warrants to purchase 99,074 ADSs (the “Investor Exchange Warrants”) in exchange for warrants issued in connection with the Bridge Financing pursuant to the Securities Purchase Agreement, entered into as of March 31, 2021, by and between Quoin Inc. and Altium, as amended (the “Bridge Agreement” and together with the Primary Financing Agreement, the “Purchase Agreements”).

In addition, under the Primary Financing Agreement, Quoin Ltd. issued to Altium as of March 13, 2022 (the one hundred thirty sixth (136th) day following the consummation of the Merger): (i) Series A Warrant to purchase 342,100 ADSs (the “Series A Warrant”) (ii) Series B Warrant to purchase 342,100 ADSs (the “Series B Warrant”) and (iii) Series C Warrant to purchase 191,174 ADSs (“Series C Warrant” and, together with the Series A Warrant and Series B Warrant, the “Initial Investor Warrants”), each at an exercise price of $49.75 per ADS. Under the Primary Financing Agreement, upon the exercise of the Series C Warrant in full, Quoin Ltd. was obligated to issue to Altium: (i) an additional Series A Warrant to purchase 191,174 ADSs and (ii) an additional Series B Warrant to purchase 191,174 ADSs (“Additional Investor Warrants” and together with Initial Investor Warrants, the “Investor Warrants”). During the second quarter of 2022, Altium exercised the Series B Warrant in full pursuant to the alternate cashless exercise right of such warrant, under which Altium had an option to receive 1 ADS for each ADS underlying the warrant being exercised in such cashless exercise, resulting in the issuance of a total of 342,100 ADSs to Altium.

On July 14, 2022, we, Quoin Inc. and Altium entered into an agreement, pursuant to which the parties agreed to, among other things, (i) amend certain terms of the Series A Warrant and Investor Exchange Warrants previously issued to Altium to, among other things, reduce the exercise price to $0.00 per ADS with respect to a total of 399,999 ADSs, (ii) cancel the Series C Warrant and a portion of the Series A Warrant previously issued to Altium, and (iii) terminate the Purchase Agreements, pursuant to which the warrants were previously issued to Altium. As of August 2. 2022, Altium exercised all of its outstanding warrants and we issued a total of 399,999 ADSs to Altium.

Going Concern Qualification

We expected to receive additional funding through the mandatory exercise provision of the Series C Warrant that was canceled on July 14, 2022, which would have resulted in proceeds of approximately $9.5 million. In the event the requirements of the mandatory exercise provision of such warrant were not met, we expected Altium to act on its written commitment to provide funding equal to the $9.5 million expected upon exercise of the Series C Warrant, at prevailing market rates, and thus we believed that we had sufficient resources to implement our business plan for at least one year from the issuance of our consolidated financial statements as of and for the year ended December 31, 2021, as well as of and for the three months ended March 31, 2022 as of the respective dates of the issuance of these financial statements. Following the cancellation of the Series C Warrant on July 14, 2022, we no longer expect to receive such proceeds from Altium, and we do not have sufficient resources to implement our business plan for at least one year from August 2, 2022.  This raises substantial doubt about our ability to continue as a going concern.

Unless one or more of our product candidates are accepted into Early Access Programs in certain countries, we do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Additional financing will be required to complete the research and development of our therapeutic targets and our other operating requirements, which may not be available at acceptable terms, if at all. We have filed a registration statement on Form F-1 related to an offering of securities on a “reasonable best efforts” basis, as described in this report. However there is no assurance of the successful consummation of such offering. If we are unable to obtain additional funding when it becomes necessary, the development of our product candidates will be impacted and we would likely be forced to delay, reduce, or terminate some or all of our development programs, all of which could have a material adverse effect on our business, results of operations and financial condition.

Noteholder Warrants

Commencing in October 2020, Quoin Inc. issued promissory notes (the “2020 Notes”) to five noteholders, including our directors, Messrs. Langer and Culverwell (collectively, “2020 Noteholders”). The 2020 Notes were issued at a 25% original issue discount with an aggregate face value of $1,213,313 with an interest at a rate of 20% per annum. The 2020 Notes were mandatorily convertible into ADSs based on the valuation negotiated in the Primary Financing. The 2020 Noteholders also received warrants exercisable at any time after the issuance date for a number of shares of Quoin Inc.’s common stock equal to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower). At the closing of the Merger, ADSs were issued to the 2020 Noteholders upon the conversion of the principal of the 2020 Notes. In addition, effective as of March 13, 2022, Quoin Ltd. exchanged Quoin Inc. warrants held by the 2020 Noteholders for warrants on substantially the same terms as the Investor Exchange Warrants, exercisable for 29,388 ADSs, in the aggregate, at the exercise price of $49.75 per ADS (the “Noteholder Warrants”). The Noteholder Warrants became exercisable immediately upon issuance and will expire five years from March 13, 2022. Effective as of July 14, 2022, in connection with our agreement with Altium, pursuant to which the exercise price of the Series A Warrant and Investor Exchange Warrants was reduced to $0.00 per ADS, the exercise price of the Noteholder Warrants was also reduced to $0.00 per ADS in accordance with the adjustment provisions of such warrants. As of August 2, 2022, 23,040 2020 Noteholder Warrants had been exercised.

License and Distribution Agreements, Supply Agreements and Research Agreements

On June 14, 2022, Quoin Inc. entered into a License and Distribution Agreement with WinHealth Investment (HK) Limited (“WinHealth”). Under the terms of the License Agreement, WinHealth has the exclusive rights to commercialize, upon the receipt of applicable regulatory approvals, pharmaceutical products QRX003 and QRX004 (in finished dosage form for human use) in Greater China, including Hong Kong, Macau and Taiwan.

On July 14, 2022, Quoin Inc. entered into (i) a License and Distribution Agreement with Endo Ventures Limited (“Endo”), and (ii) a Supply Agreement with Endo. Under the terms of the License Agreement, Endo has the exclusive rights to commercialize, upon the receipt of applicable regulatory approvals, pharmaceutical product QRX003 (in finished dosage form for human use) in Canada. Under the terms of the Supply Agreement, Quoin agreed to manufacture and supply (or have manufactured and supplied) to Endo the foregoing pharmaceutical product QRX003 for sale in Canada.

Effective as of May 20, 2022, Quoin Inc. entered into a Research Agreement with Queensland University of Technology, Australia, to collaborate on the project related to the selection of a lead VLA-4 inhibitor for entry into a Scleroderma clinical development program.

Clinical Development

Quoin’s lead asset, QRX003, is currently in clinical development in the United States under an open IND application with the FDA. The ongoing study is a randomized, double blinded assessment of two different doses of QRX003 versus a placebo vehicle in Netherton patients. The test materials will be applied once daily, over a twelve-week period, to pre-selected areas of the patient’s body. Based on discussions with the FDA, a number of different clinical endpoints are being assessed in the study, including but not limited to, an Investigators Global Assessment (IGA), Patient’s Global Assessment (PaGA) and Pruritis. The trial will be conducted in up to six clinical sites in the US. The first clinical site was open in July 2022 and the opening of additional sites is in process.

Components of Our Results of Operations

Operating Expenses

Our current operating expenses consist of two components – research and development expenses, and general and administrative expenses.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. We utilize outside consultants and third parties to conduct the majority of our research and development, under the supervision of our management team.

Future research and development expenses may include:

●	employee-related expenses, such as salaries, bonuses and benefits, consultant-related expenses, share-based compensation, overhead related expenses and travel related expenses for our research and development personnel;
●	expenses incurred under agreements with CROs, as well as consultants that support the implementation of the clinical studies described above;
●	manufacturing and packaging costs in connection with conducting clinical trials and for stability and other studies required to support the NDA filing as well as manufacturing drug product for commercial launch;
●	formulation, research and development expenses related to QRX003; and other products we may choose to develop; and
●	costs for sponsored research.

Research and development activities will continue to be central to our business plan. Products in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to be significant over the next several years as personnel and compensation costs increase and we conduct late-stage clinical studies and prepare to seek regulatory approval for QRX003 and our other pipeline products.

The duration, costs and timing of clinical trials of QRX003 and our other pipeline products will depend on a variety of factors that include, but are not limited to:

●	the number of trials required for approval;
●	the per patient trial costs;
●	the number of patients that participate in the trials;

●	the number of sites included in the trials;
●	the countries in which the trial is conducted;
●	the length of time required to enroll eligible patients;
●	the number of doses that patients receive;
●	the drop-out or discontinuation rates of patients;
●	the potential additional safety monitoring or other studies requested by regulatory agencies;
●	the duration of patient follow-up;
●	the timing and receipt of regulatory approvals; and
●	the efficacy and safety profile of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation for the founders and executive officers, professional fees and other corporate expenses, including significant costs incurred in 2021 in connection with the Merger and associated regulatory filings.

We anticipate that our general and administrative expenses will increase in the future to support our continued research and development activities. These increases will likely include increased costs related to the hiring of personnel, including compensation and employee-related expenses, and fees to outside consultants, lawyers and accountants. Additionally, we anticipate increased costs associated with being a public company, including compliance with The Nasdaq Capital Market and SEC requirements, insurance and investor relations costs.

Other Expenses

Other expenses consist primarily of non-cash costs associated with the financing arrangements entered into during 2020 and 2021, including fair value adjustments to notes payable and warrants and interest expense associated with debt instruments. The majority of such costs will cease upon conversion of the debt instruments and exchange of the warrants, most of which occurred at the Merger date.

Comparison of Period-to-Period Results of Operations

The following table sets forth our results of operations for the three months ended March 31, 2022, compared to the three months ended March 31, 2021:

	Three months ended March 31,
	2022	2021	Change
Operating Expenses
General and administrative	$1,588,470	$744,973	$843,497
Research and development	587,569	56,788	530,781
Total operating expenses	2,176,039	801,761	1,374,278
Other Expenses
Settlements of accounts payable	(416,000)	—	(416,000)
Fair value adjustments to debt	—	500,000	(500,000)
Warrant liability expense (income)	(77,237)	2,446,513	(2,523,750)
Financing expense	—	90,000	(90,000)
Interest expense	—	65,597	(65,597)
Total other expenses (income)	(493,237)	3,102,110	(3,595,347)
Net loss	$(1,682,802)	$(3,903,871)	$(2,221,069)

The following table presents consolidated statement of operations data for the years ended December 31, 2021, 2020 and 2019:

	2021	2020	2019
Operating Expenses
General and administrative	$4,499,923	$1,425,855	$1,514,752
Research and development	1,562,927	244,155	45,650
Total operating expenses	6,062,850	1,670,010	1,560,402
Other Expenses
Fair value adjustments to debt	1,250,000	378,333	—
Warrant liability expense	12,784,329	—	—
Financing expense	275,000	—	—
Interest expense	1,090,409	47,021	—
Total other expenses	15,399,738	425,354	—
Net loss	$(21,462,588)	$(2,095,364)	$(1,560,402)

Three months ended March 31, 2022 compared to three months ended March 31, 2021

General and Administrative Expenses

General and administrative expenses were approximately $1,600,000 and $700,000, in the three months ended March 31, 2022 and 2021, respectively, representing an increase of $800,000, or 113%. The increase was primarily due to the build up of the company infrastructure post the Merger and the increased costs of becoming a public company.

Research and Development Expenses

Our research and development expenses during the three months ended March 31, 2022 and 2021 were approximately $590,000 and $57,000, respectively, representing an increase of $530,000, or approximately 935%. The increase was primary due to increased expenditures on our development programs following the completion of our financings in October 2021, including work related to the filing of our IND for QRX003 in March 2022. Also, included in the 2022 expenses were approximately $113,000 of compensation costs related to managing the development programs. We expect to significantly increase our research and development efforts by conducting the remaining studies necessary for the development and approval of QRX003, see “Components of Our Results of Operations – Research and Development Expenses” above.

We amortize licensed or acquired intellectual property over its expected useful life, included in research and development expenses set out above. The license from Skinvisible was obtained in October 2019, see “Research and Development, Patents and Licenses." Amortization of intangible assets was $26,000 in each of the three months ended March 31, 2022 and 2021.

Other Expenses:

Interest Expense

In the fourth quarter of 2020, we issued convertible promissory notes in an initial bridge financing with an aggregate face value of $1,213,333 (the “2020 Notes”) with a 20% coupon interest. In 2021, we issued additional convertible promissory notes in a subsequent Bridge Financing (the “Bridge Notes”) with an aggregate face value of $5,000,000 with a 15% coupon interest.

Interest expense was $0 and $66,000 in the three months ended March 31, 2022 and 2021 respectively. Interest on the Bridge Notes was paid in October 2021 upon closing of the Primary Financing, and interest on the 2020 Notes did not accrue after October 2021 but remained unpaid and included as a liability on our consolidated balance sheet as of December 31, 2021 a portion of which was paid in the three months ended March 31, 2022. See “—Liquidity and Capital Resources.”

Fair value adjustment to convertible notes payable

We elected to value the 2020 Notes and the Bridge Notes at fair value, which was remeasured at each reporting period. In the three months ended March 31, 2021 we incurred a fair value adjustment of $500,000 related to the Bridge Notes. The Bridge Notes and 2020 Notes were converted into equity in October 2021 on the closing of the Primary Financing.

Warrant liability expense

We record our warrants determined to require liability treatment at fair value, which was remeasured at each reporting period. In the three months ended March 31, 2022, and March 31, 2021 we incurred a fair value gain of ($77,000) related to the warrants associated with the 2020 Notes, and expense of $2,400,000 related to the warrants associated with the 2020 Notes and the Bridge Notes, respectively. The Bridge Note warrants which were exchanged for the Investor Exchange Warrant (as defined below) with a fixed exercise price of $49.75 per share and reclassified as an equity instrument in October 2021 upon closing of the Primary Financing. The 2020 Note warrants were exchanged for warrants on the same terms as the Investor Exchange Warrant and reclassified as an equity instrument in March 2022.

Forgiveness of Trade Payable

In our balance sheet as of December 31, 2021 we had a liability of $584,000 representing amounts due to an investor relations firm for services commencing in 2017. In May 2022 we entered into a settlement with such firm to decrease the liability to $168,000 which resulted in $416,000 of income recognized in the three months ended March 31, 2022.

Net Loss

We recorded a net loss of approximately $1,700,000 in for the three months ended March 31, 2022, as compared to a net loss of $3,900,000 for the three months ended March 31, 2021, representing an decrease of approximately of $2,200,000. The decrease was primarily due to financing related charges aggregating $3,100,000, including warrant expense of $2,400,000, in the three months ended March 31, 2021 compared to other income of $80,000 in the three months ended March 31, 2021, as well as other income recognized in the settlement of accounts payable in the three months ended March 31, 2022, partially offset by increases in research and development expense and general and administrative expense in the three months ended March 31, 2022 as the Company used more resources to develop and implement its business plan.

Equity-Based Compensation Expense

Quoin Inc. did not have a share incentive plan from inception up to March 31, 2022. Upon closing of the Merger in October 2021, options held by former Cellect option holders under Cellect Ltd. Employee Shares Incentive Plan (the “2014 Plan”) fully vested and expire between January and October 2022. The 2014 Plan was amended and restated and initial grants were made to our Company officers and directors, approved at our Company Annual General Meeting of shareholders held on April 12, 2022.

Income Taxes

For the three months ended March 31, 2022 and 2021, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.

Year ended December 31, 2021 compared to the year ended December 31, 2020

The following table sets forth our results of operations for the year ended December 31, 2021, compared to the year ended December 31, 2020:

	2021	2020	Change
Operating Expenses
General and administrative	$4,499,923	$1,425,855	$3,074,068
Research and development	1,562,927	244,155	1,318,772
Total operating expenses	6,062,850	1,670,010	4,392,840
Other Expenses
Fair value adjustments to debt	1,250,000	378,333	871,667
Warrant liability expense	12,784,329	—	12,784,329
Financing expense	275,000	—	275,000
Interest expense	1,090,409	47,021	1,043,388
Total other expenses	15,399,738	425,354	15,611,663
Net loss	$(21,462,588)	$(2,095,364)	$(20,004,503)

General and Administrative Expenses

General and administrative expenses were approximately $4.5 million and $1.4 million, in the years ended December 31, 2021 and 2020, respectively, representing an increase of $3.1 million, or 216%. Approximately $1.5 million of the increase related to professional fees associated with the Merger and costs of becoming a public company. In addition, there were increases in wages associated with the hiring of our CFO and bonuses paid to executives associated with completion of the Merger.

Research and Development Expenses

Our research and development expenses during the years ended December 31, 2021 and 2020 were approximately $1.6 million and $244,000, respectively, representing an increase of $1.3 million, or approximately 640%. The increase was primary due to increased expenditures on our development programs following the completion of financings in late 2020 and 2021. Also, included in the 2021 expenses were approximately $555,000 of compensation costs related to managing the development programs. We expect to significantly increase our research and development efforts by conducting the remaining studies necessary for the development and approval of QRX003, see “Components of Our Results of Operations – Research and Development Expenses” above.

We amortize licensed or acquired intellectual property over its expected useful life, included in research and development expenses set out above. The license from Skinvisible was obtained in October 2019, see “—Research and Development, Patents and Licenses." Amortization of intangible assets was $104,000 in each of the years ended December 31, 2021 and 2020.

Other Expenses:

Interest Expense

In the fourth quarter of 2020, we issued convertible promissory notes in an initial bridge financing with an aggregate face value of $1,213,333 (the “2020 Notes”) with a 20% coupon interest. In 2021, we issued additional convertible promissory notes in a subsequent Bridge Financing (the “Bridge Notes”) with an aggregate face value of $5,000,000 with a 15% coupon interest.

Interest expense was $1,090,000 and $47,000 in the years ended December 31, 2021, 2020 respectively. Interest on the Bridge Notes was paid in October 2021 upon closing of the Primary Financing, and interest on the 2020 Notes remained unpaid and included as a liability on our consolidated balance sheet as of December 31, 2021. We recorded $697,000 in the year ended December 31, 2021 in connection with the estimated settlement of amounts due under the 2020 Notes. See “—Liquidity and Capital Resources.”

Fair value adjustment to convertible notes payable

We elected to value the 2020 Notes and the Bridge Notes at fair value, which was remeasured at each reporting period. In the year ended December 31, 2021 we incurred a fair value adjustment of $1,250,000 related to the Bridge Notes and in the year ended December 31, 2020 we incurred a fair value adjustment of $378,000 related to the 2020 Notes. The Bridge Notes and 2020 Notes were converted into equity in October 2021 on the closing of the Primary Financing.

Warrant liability expense

We record our warrants at fair value, which was remeasured at each reporting period. In year ended December 31, 2021, we incurred a fair value adjustment of $0.4 million related to the warrants associated with the 2020 Notes and $12.4 million related to warrants associated with the Bridge Notes. The Bridge Note warrants which were exchanged for the Investor Exchange Warrants (as defined below) with a fixed exercise price of $49.75 per share and reclassified as an equity instrument in October 2021 upon closing of the Primary Financing. We did not have any such expense in the year ended December 31, 2020.

Net Loss

We recorded a net loss of $21.5 million in for the year ended December 31, 2021, as compared to a net loss of $2.1 million for the year ended December 31, 2020, representing an increase of approximately $20.0 million. The increase was primarily due to financing related charges aggregating $15.4 million, including warrant expense of $12.8 million, in the year ended December 31, 2021 compared to $425,000 in the year ended December 20, 2020, as well increases in research and development expense and general and administrative expense as the Company used more resources to develop and implement its business plan.

Equity-Based Compensation Expense

Quoin Inc. did not have a share incentive plan from inception up to the year ended December 31, 2021. Upon closing of the Merger in October 2021, options held by former Cellect option holders under Cellect Ltd. Employee Shares Incentive Plan (the “2014 Plan”) fully vested and expire between January and October 2022. The incremental value of the stock options at the closing of the Merger was not significant and no expense incurred in the year ended December 31, 2021. The 2014 Plan was amended and restated and initial grants were made to Company officers and directors, approved at the Company Annual General Meeting held on April 12, 2022.

Income Taxes

For the years ended December 31, 2021and 2020, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.

Year ended December 31, 2020 compared to the year ended December 31, 2019

The following table sets forth our results of operations for the year ended December 31, 2020, compared to the year ended December 31, 2019:

	2020	2019	Change
Operating Expenses
General and administrative	$1,425,855	$1,514,752	$(88,897)
Research and development	244,155	45,650	198,505
Total operating expenses	1,670,010	1,560,402	109,608
Other Expenses
Fair value adjustment to bridge note payable	378,333	—	378,333
Financing expense	—	—	—
Interest expense	47,021	—	47,021
Total other expenses	425,354	—	425,354
Net loss	$(2,095,364)	$(1,560,402)	$(534,962)

General and Administrative Expenses

General and administrative expenses were $1.4 million and $1.5 million, in the years ended December 31, 2020 and December 31, 2019, respectively, representing a decrease of $89,000. The decrease was primarily due to reduced travel and conference related expenditures as a result of the COVID-19 pandemic.

Research and Development Expenses

Our research and development expenses during the years ended December 31, 2020 and 2019 were approximately $244,000 and $46,000, respectively representing an increase of $199,000 or approximately 535%. The increase was primary due to increased expenditures on our development programs, and increased amortization of intangible assets described below.

We amortize licensed or acquired intellectual property over its expected useful life, included in research and development expenses set out above. The license from Skinvisible was obtained in October 2019, see “—Research and Development, Patents and Licenses." Amortization of intangible assets was $104,000 in the year ended December 31, 2020, and $21,000 in the year ended December 31, 2019, representing an increase of $83,000 or almost 400% in the year ended December 31, 2020. The reason for such increase was a full year of expense in 2020 as compared to three months in 2019.

Other expenses:

Interest Expense

In the fourth quarter of 2020, we issued the 2020 Notes convertible promissory notes in an initial bridge financing with an aggregate face value of $1,213,333 with a 20% coupon interest. Interest expense was $47,000 in the year ended December 31, 2020. We did not have any interest expense in the year ended December 31, 2019. See “—Liquidity and Capital Resources.”

Fair value adjustment to convertible notes payable

We elected to value the 2020 Notes and the Bridge Notes at fair value, which was remeasured at each reporting period. In the year ended December 31, 2020 we incurred a fair value adjustment of $378,000 related to the 2020 Notes. We did not have any such expense in the year ended December 31, 2019.

Income Taxes

For the years ended December 31, 2020 and 2019, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.

Net Loss

We recorded a net loss of $2.1 million in for the year ended December 31, 2020, as compared to a net loss of $1.6 million for the year ended December 31, 2019, representing an increase of $0.53 million or approximately 34%. The increase in net loss was primarily due to increases in interest expense, the fair value adjustment to the 2020 Notes and a modest increase in operating expenses.

Critical Accounting Policies and Use of Estimates

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to accrued expenses, valuation allowance on deferred tax assets and valuation of intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. These estimates and judgments are regularly reviewed by management on an ongoing basis at the end of each quarter prior to the public release of our financial results.

Critical accounting policies are those that, in management’s view, are most important to the portrayal of a company’s financial condition and results of operations and most demanding on their calls on judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. We believe our most critical accounting policies and estimates relate to:

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Estimates are used in the following areas, among others: settlement of debt or other obligations, fair value of debt instruments and warrants, research and development expense recognition, intangible asset estimated useful lives and impairment assessments, allowances of deferred tax assets, contingency recognition, and cash flow assumptions regarding going concern considerations.

Long-lived assets

Long-lived assets are comprised of acquired technology and licensed rights to use technology, which are considered platform technology with alternative future uses beyond the current products in development. Such intangible assets are being amortized on a straight-line basis over their expected useful life of 10 years.

The Company assesses the impairment for long-lived assets whenever events or circumstances indicate the carrying value may not be recoverable. Factors we consider that could trigger an impairment review include the following:

●	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business,
●	Significant underperformance relative to expected historical or projected development milestones,
●	Significant negative regulatory or economic trends, and
●	Significant technological changes which could render the platform technology obsolete.

The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the three months ended March 31, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019, there were no impairment indicators which required an impairment loss measurement.

Research and development

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Fair value of financial instruments

The Company considers its cash, accounts payable, accrued expenses and the convertible and bridge notes payable to meet the definition of financial instruments. The convertible and bridge notes payable are recorded at fair value and the warrants are recorded at fair value. The carrying amounts of the remaining financial instruments approximated their fair values due to the short maturities.

The Company measures fair value as required by ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

The significant estimates used in the determining the fair value of the 2020 Notes warrants were as follows:

	03/13/2022 (1)	12/31/2021(1)
Stock price	$18.50	$22.75
Initial exercise price	$49.75	$49.75
Contractual Term	5.0	5.0
Volatility	91.5%	89.2%
Discount rate	1.94%	1.26%

(1)

The warrants issued during 2020 were not exchanged for fixed term warrants until March 13, 2022, therefore the existing warrants were still considered outstanding at December 31, 2021 and classified as a liability instrument up to the exchange date.

The significant estimates used in such calculation of the fair value of the warrants issued in connection with the Bridge Financing were as follows:

	Transaction Date	Merger Date
	March - May 2021	10/28/2021
Stock price	$49.75	$145.50
Initial exercise price	$49.75	$49.75
Contractual Term	5.0	5.0
Volatility	92%	89.2%
Discount rate	0.98%	1.18%

The following shows the movement of the warrant liability balance during 2021 and the three months ended March 31, 2022.

	Bridge Financing	2020 Note
	Warrants	Warrants
Beginning Balance January 1, 2021	$—	$—
Warrant value at issuance (recorded as warrant liability expense)	3,783,079	894,113
Change in Fair value of warrants	8,627,651	(520,514)
Reclassification of warrant liability to an equity instrument	(12,410,730)	—
Ending Balance December 31, 2021	$—	$373,599

Change in Fair value of warrants	—	(77,237)
Reclassification of warrant liability to an equity instrument	—	(296,362)
Ending Balance March 31, 2022	$—	$—

The Investor Exchange Warrant issued to the Investor on the Merger date was determined to be an equity-classified instrument, and accordingly the warrant liability on such date of $12,410,730 was reclassified to additional paid in capital. The Exchange Warrants issued to the 2020 Noteholders effective as of March 13, 2022 were determined to be an equity-classified instrument, and accordingly the warrant liability on such date of $296,262 was reclassified to additional paid in capital on that date.

New accounting pronouncements

The Company has evaluated all recent accounting pronouncements and believes that none of them will have a material effect on the Company’s financial position, results of operations or cash flows except as discussed below.

Debt with Conversion and Other Options and Derivatives and Hedging

The FASB recently issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. The guidance in ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in shareholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. The amendments in ASU 2020-06 further revise the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The amendments in ASU 2020-06 are effective for public entities, excluding smaller reporting companies as defined, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact this standard will have on its financial statements.

Earnings Per Share

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The new ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company does not believe the impact of the adoption of this pronouncement is significant to the consolidated financial statements.

Recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statement presentation or disclosures.

Liquidity and Capital Resources

We expect to continue to incur significant and increasing operating losses at least for the foreseeable future. We do not expect to generate product revenue unless and until we successfully complete development of and obtain regulatory approval for QRX003, or any other future products. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of planned clinical trials and our expenditures on other research and development activities. We anticipate that our expenses will continue to increase substantially throughout 2022 as we advance the clinical development of QRX003 and begin to operate as a publicly traded company.

Future Funding Requirements

We expected to receive additional funding through the mandatory exercise provision of the Series C Warrant that was canceled on July 14, 2022, which would have resulted in proceeds of approximately $9.5 million. In the event the requirements of the mandatory exercise provision of such warrant were not met, we expected Altium to act on its written commitment to provide funding equal to the $9.5 million expected upon exercise of the Series C Warrant, at prevailing market rates, and thus we believed that we had sufficient resources to implement our business plan for at least one year from the issuance of our consolidated financial statements as of and for the year ended December 31, 2021, as well as of and for the three months ended March 31, 2022 as of the respective dates of the issuance of these financial statements. Following the cancellation of the Series C Warrant on July 14, 2022, we no longer expect to receive such proceeds from Altium, and we do not have sufficient resources to implement our business plan for at least one year from August 2, 2022. This raises substantial doubt about our ability to continue as a going concern.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Additional financing will be required to complete the research and development of our therapeutic targets and our other operating requirements, which may not be available at acceptable terms, if at all. We have filed a registration statement on Form F-1 related to an offering of securities on a “reasonable best efforts” basis, as described in this report. However there is no assurance of the successful consummation of such offering. If we are unable to obtain additional funding when it becomes necessary, the development of our product candidates will be impacted and we would likely be forced to delay, reduce, or terminate some or all of our development programs, all of which could have a material adverse effect on our business, results of operations and financial condition.

We will need to obtain further funding through public or private offerings of our capital stock, debt financing, collaboration and licensing arrangements or other sources, the requirements for which will depend on many factors, including:

●	the scope, timing, rate of progress and costs of our drug development efforts, preclinical development activities, the timing of laboratory testing and clinical trials for our product candidates;
●	the number and scope of clinical programs we decide to pursue;
●	the cost, timing and outcome of preparing for and undergoing regulatory review of our product candidates;
●	the scope and costs of development and commercial manufacturing activities;
●	the cost and timing associated with commercializing our product candidates, if they receive marketing approval;
●	the extent to which we acquire or in-license other product candidates and technologies;
●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
●	our ability to establish and maintain collaborations on favorable terms, if at all;
●	our efforts to enhance operational systems and our ability to attract, hire and retain qualified personnel, including personnel to support the development of our product candidates and, ultimately, the sale of our products, following FDA approval;
●	our implementation of operational, financial and management systems; and
●	the costs associated with being a public company.

Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of QRX003, any future product, or potentially discontinue operations.

To the extent that we raise additional capital through the sale of our equity or convertible debt securities, and pursuant to the exercise of warrants issued to our investors in connection with the 2020 Notes, the Bridge Financing and the Primary Financing, the ownership interest of our equity holders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our equity holders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or proposed products, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our drug development or future commercialization efforts or grant rights to develop and market any future product that we would otherwise prefer to develop and market ourselves.

Summary Statement of Cash Flows for the Three Months Ended March 31, 2022 and 2021

As of March 31, 2022, we had approximately $5,200,000 in cash.

The table below presents our cash flows for the three months ended March 31, 2022 and 2021:

	Three months ended March 31.
	2021	2022
Net cash used in operating activities	$(413,726)	$(2,093,588)

Net cash used in investing activities	(142,500)	(50,000)

Net cash provided by (used in) financing activities	1,309,977	(150,000)

Net increase (decrease) in cash	$753,751	$(2,293,558)

Operating Activities

Net cash used in operating activities was approximately $2,100,000 and $400,000 for the three months ended March 31, 2022 and 2021, respectively. The increase in 2022 was primarily due to the increase in research and development and general and administrative expenses, including significant expenses incurred in connection with becoming a public company and increased compensation costs, as well as a pay-down of accounts payable from 2021 and partial pay-down of accrued interest on the 2020 Notes.

Investing Activities

Net cash used by investing activities was $50,000 and $143,000 in the three months ended March 31, 2022 and 2021, respectively, each representing payments under the Skinvisible license agreement.

Financing Activities

Net cash (used by) financing activities was $150,000 for the three months ended March 31, 2022 representing repayments of amounts due to officers at the aggregate rate of $50,000 per month. Net cash from financing activities in the three months ended March 31, 2021 was $1,300,000, primarily representing net proceeds received from the Bridge Financing.

Summary Statement of Cash Flows for the Years Ended December 31, 2021, 2020 and 2019

As of December 31, 2021, we had approximately $7.5 million in cash.

The table below presents our cash flows for the years ended December 31, 2021, 2020 and 2019 ($000):

	2019	2020	2021

Net cash used in operating activities	$(1,299)	$(1,339)	$(5,720)

Net cash used in investing activities	—	(125)	(625)

Net cash provided by financing activities	1,299	1,787	13,504

Net increase in cash and cash equivalents	$—	$324	$7,159

Operating Activities

Net cash used in operating activities was $5.7 million, $1.3 million and $1.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. The increase in 2021 was primarily due to the increase in research and development and general and administrative expenses, including significant expenses incurred in connection with the Merger and associated regulatory filings and increased compensation costs.

Investing Activities

Net cash used by investing activities was $625,000 and $125,000 in the years ended December 31, 2021 and 2020, respectively, each representing payments under the Skinvisible license agreement (see “—Research and Development, Patents and Licenses"). We did not have any cash flows from investing activities for the year ended December 31, 2019.

Financing Activities

Net cash from financing activities was $13.5 million, $1.8 million and $1.3 million during the years ended December 31, 2021, 2020 and 2019, respectively. Prior to the initial 2020 Note financing commencing October 2020, all expenditures of the Company were paid for by Company officers. For 2020, financing activities primarily represented net proceeds received from the 2020 Notes and net increase of amounts due to Company officers. For 2021, such amounts primarily represented net proceeds received from the Bridge Financing and Primary Financing. Since the closing of the Primary Financing in October 2021, the Company has been repaying amounts due to officers at the aggregate rate of $50,000 per month.

2020 Notes

On October 2, 2020, Quoin Inc. commenced an offering of promissory notes (the “2020 Notes” or “Convertible Notes Payable”) and warrants. The 2020 Notes were issued at a 25% original issue discount and bear interest at a rate of 20% per annum. The 2020 Notes are due one year from their respective dates of issuance. In October through December 2020, Quoin Inc. received an aggregate of approximately $910,000 pursuant to this offering, resulting in the issuance of 2020 Notes with an aggregate face value of $1,213,313 and an original issue discount of $303,333. Approximately 23% of such financing was received from parties who are related to or affiliated with members of Quoin Inc.’s board of directors. No additional funding from the 2020 Notes was received in the year ended December 31, 2021.

Based upon the terms agreed to in March 2021 in the Primary Financing, the 2020 Notes were mandatorily convertible into 5,180 ADSs in connection with the Primary Financing, subject to adjustment. The noteholders also were entitled to receive warrants exercisable at any time after the issuance date for a number of shares of Quoin Inc.’s common stock that equates to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower).

After entering into the Merger Agreement in March 2021, the terms of the warrants became measurable and were exercisable for 29,388 ADSs at an initial exercise price of $49.75 per share. The Company determined that these warrants met the criteria to be recorded as a liability instrument. Each holder agreed to exchange its warrant for the warrant (an “Exchange Warrant”) with substantially the same terms as an Investor Exchange Warrant and with a number of shares issuable upon the exercise of an Exchange Warrant as upon the exercise of the original warrant and the same exercise price as under the original warrant and a contractual term of 5 years. The Exchange Warrants have been determined to warrant equity classification and, as such only the fair value change through the exchange date is included in warrant liability expense in the Company’s statement of operations.

At the closing of the Merger, 64,784 ADSs were issued upon the conversion of the principle of the Convertible Notes Payable. In addition, effective as of March 13, 2022, the Company exchanged noteholders’ warrants for warrants on the same terms as the Investor Exchange Warrants exercisable for 29,388 ADSs, in the aggregate, at the exercise price of $49.75 per ADS.

In December 2021, the Company concluded that the calculation of ADSs due to the 2020 Noteholders did not account for accrued interest due when the ADSs were issued. The Company reached cash settlements with, and plans to issue additional ADSs to, the 2020 Noteholders to account for this. The estimated amount required to settle these obligations was determined to be approximately $744,000 at December 31, 2021 and is included in accrued liabilities in the consolidated balance sheet. A total of $312,000 was paid to two of the five 2020 Noteholders during the three months ended March 31, 2022, and the remaining liability of $432,000 is included in Accrued Interest in the Company’s consolidated balance sheet as of March 31, 2022.

Interest expense, at the stated interest rate, recognized in the three months ended March 31, 2022 and 2021 was approximately $0 and $66,000, respectively.

Bridge Financing

In connection with the Merger Agreement and the Securities Purchase Agreement (described below), Quoin Inc. entered into a “Bridge Purchase Agreement” on March 24, 2021 with the Investor, pursuant to which the Investor agreed to purchase, and Quoin Inc. agreed to issue notes (the “Bridge Notes”) in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,800,000 together with warrants. The Bridge Notes were purchased in three closings: (i) the first purchase of $2,000,000 on March 25, 2021 (Quoin Inc. received proceeds of $1,500,000 less fees of $90,000); (ii) the second purchase of $1,700,000 in April 2021 (Quoin Inc. received proceeds of $1,250,000); and (iii) a third purchase of $1,300,000 in May 2021 (Quoin Inc. received proceeds of $1,000,000 less fees of $185,000). The Bridge Notes were secured by a lien on Quoin Inc.’s current and future assets, were senior to all other outstanding and future indebtedness of Quoin Inc. and included covenants limiting future indebtedness, among others.

The Bridge Notes were issued with a 25% original issue discount, at an interest rate of 15% per annum and had a maturity date of the earliest to occur of: (i) December 25, 2021, (ii) the date on which Quoin Inc.’s equity is registered under the Exchange Act or is exchanged for equity so registered or (iii) immediately prior to the closing of the Merger.

The Bridge Notes were offset against the purchase price under the Securities Purchase Agreement related to the Primary Financing and converted into 100,620 ADSs (including shares held in escrow for the benefit of the Investor) upon the closing of the Primary Financing. The accrued interest amounting to $393,611 was paid in cash. Interest expense, at the stated interest rate, recognized in the year ended December 31, 2021 was $393,611. Interest expense, at the stated interest rate, recognized in the three months ended March 31, 2022 and 2021 was $0 and $4,900, respectively.

Upon the funding of each Bridge Note tranches described above, the Investor received warrants (the “Bridge Warrants”) to purchase a number of shares of Quoin Inc.’s common stock equal to the aggregate principal amount of the Bridge Notes. Upon the closing of the Primary Financing, the Bridge Warrants were exchanged for the Investor Exchange Warrant as described below.

Primary Financing

On October 28, 2021, the Company completed the private placement transaction with the Investor for an aggregate purchase price of approximately $17,000,000 (comprised of (x) the set off of approximately $5,000,000 of Bridge Notes, and (y) approximately $12,000,000 in cash from the Investor) (the “Primary Financing”), and the Investor paid the Company approximately $11,504,000, which was net of $393,611 in accrued interest on the Bridge Notes. The Company incurred an additional approximate $1,000,000 in costs associated with the Primary Financing, which resulted in the net proceeds of approximately $10,100,000. The Company issued 342,100 ADSs to the Investor, consisting of 85,525 delivered to the Investor on or after the Merger closing and 256,575 initially held in an escrow account for the benefit of the Investor as per the terms of the Securities Purchase Agreement. All such escrow shares were released to the Investor prior to December 31, 2021.

In addition, pursuant to the terms of the Securities Purchase Agreement related to the Primary Financing, Quoin Ltd. issued to the Investor warrants to purchase 99,074 ADSs (the “Investor Exchange Warrant”) at an exercise price of $49.75 per ADS, in exchange for Bridge Warrants. The Investor Exchange Warrant and ordinary shares represented by ADSs underlying the Investor Exchange Warrant were registered with the SEC on the Registration Statement on Form F-4. An amendment to the Investor Exchange Warrant was entered into in September 2021, which replaced reset provisions with a fixed number of shares and exercise price.

Quoin Ltd. also issued to the Investor, effective as of March 13, 2022, the 136th trading day following the consummation of the Merger (i) Series A Warrant to purchase 342,100 ADSs (the “Series A Warrant”) (ii) Series B Warrant to purchase 342,100 ADSs (the “Series B Warrant”) and (iii) Series C Warrant to purchase 191,174 ADSs (“Series C Warrant” and, together with the Series A Warrant and Series B Warrant, the “Investor Warrants”). The exercise price for the Investor Warrants is $49.75 per ADS, with Series A Warrant having a five-year maturity and Series B Warrant and Series C Warrant having a two-year maturity. The Company had the right to require the mandatory exercise of the Series C Warrant, subject to an effective registration statement being in place for the resale of the shares underlying such warrants and the satisfaction of equity market conditions as defined in the Series C Warrant. As of the financial statement filing date, such registration statement on Form F-1was declared effective by the SEC, but not all of the market related conditions were met. Upon the exercise of the Series C Warrant in full, the Investor had the right to be granted an additional

Series A Warrant to purchase 191,174 ADSs and an additional Series B Warrant to purchase 191,174 ADSs at an exercise price of $49.75 per ADS.

Research and Development, Patents and Licenses

We devote substantial research and development resources to developing new products.

Skinvisible:

On October 17, 2019, Quoin Inc. entered into an exclusive license agreement with Skinvisible Inc. (“Skinvisible”), pursuant to which Skinvisible granted a license to use certain patented technology for the development of products for commercial sale in the orphan rare skin disease field, and for the use of a proprietary polymer deliver system technology. This technology is currently being used in the development of QRX003. In exchange for the license, Quoin Inc. agreed to pay Skinvisible $1,000,000, as well as development and sales milestone payments and a single digit royalty on all net sales, as defined.

The development milestones required payments upon achieving development milestones for the first Rare Skin Disease drug product developed using the licensed technology and the first two Ketamine products, as defined. Payments were originally due upon successful completions of certain clinical milestones ($7,500,000) and obtaining US and EU regulatory approval ($15,000,000). The sales milestones required for every licensed product commercialized by Quoin Inc. are $10,000,000 upon achievement of $100,000,000 in sales being achieved in the annual period; $25,000,000 upon achievement of $250,000,000 in sales and $50,000,000 upon the achievement of $400,000,000 in sales in an annual period. On January 27, 2021, Quoin Inc. and Skinvisible entered into an amendment which modified the clinical milestone payment requirements such that $750,000 would be payable to Skinvisible upon achievement of specified clinical milestones, and $21,750,000 upon regulatory approval in the U.S. and EU respectively. No development milestones, sales milestones or royalty payments were due through March 2022.

The agreement has a termination clause that is triggered if no product has commenced clinical testing 12 months after the date of the agreement or the latest subsequent amendment. On April 19, 2021, Quoin Inc. and Skinvisible entered into another amendment which established the development deadline as December 31, 2022. Should the Company not commence clinical testing as defined by the development deadline, the license agreement will terminate immediately except in certain circumstances as specified in the agreement. This requirement has been met with the initiation of the clinical study for QRX003 in Netherton Syndrome patients.

The license fee was originally due in two equal installments of $500,000 payable no later than December 31, 2019 and June 30, 2020, which were not paid. The agreement was subsequently amended for payment due on July 31, 2020. On July 31, 2020, the agreement was amended to further extend the payment until September 30, 2020. On September 30, 2020, the agreement was again amended, requiring payment of the license fee only when outside financing is received, as defined in the agreement. On June 21, 2021, the parties entered into an additional amendment which modified the payment terms and required a payment of $107,500 on June 26, 2021, a payment of $250,000 within 10 days of the Primary Financing, and the remaining $250,000 upon the earlier of approval of an Investigatory New Drug application by the FDA or December 31, 2021. This amendment also eliminated the $750,000 clinical milestone payments described above and reduced the milestone payment upon regulatory approval of the product containing the Skinvisible technology in either the U.S. or E.U., whichever happens first to a total of $5,000,000. At March 31, 2022, the license acquisition liability due was $200,000 which was paid in full in May 2022.

The major research and development vendors utilized by the Company include the following:

Quoin Inc. entered into three consulting agreements with Axella Research LLC (“Axella”) to provide regulatory and pre- clinical/clinical services with respect to QRX003 and QRX004. The combined fees of the three agreements are approximately $270,000, payable as milestones under the three agreements are met. Quoin Inc. has also engaged Axella for additional services pursuant to separate work orders. Further, Quoin Inc. has two options to pay the milestones due 1) one half in equity (at a pre-negotiated valuation) and one-half in cash or 2) entirely in cash, in which case a discount of approximately 20% would be applicable. We recognized research and development expenses for services provided and milestones met of approximately $247,000, $50,000 and $25,000 for the years ended December 31, 2021, 2020 and 2019, respectively, and have accrued expenses of $193,537, $105,052 and $24,940 at December 31, 2021, 2020 and 2019, respectively. We did not incur any expense for services provided or milestones met in the three months ended March 31, 2022 or 2021, and we have accrued expenses of $193,537 at March 31, 2022.

In November 2020, Quoin Inc. entered into a Master Service Agreement for an initial term of three years with Therapeutics Inc. for managing preclinical and clinical development for new products in the field of dermatology. The agreement required the execution of individual work orders. Quoin Inc. may terminate any work order for any reason with 90 days written notice subject to costs incurred through termination and a defined termination fee, unless there is a material breach by Therapeutics Inc. The first work order was entered into in late 2020 for a clinical study at an expected estimated cost of approximately $3,500,000 and expected timing through the first quarter of 2023. For the year ended December 31, 2021, we incurred approximately $340,000 of research and development costs related to this agreement. For the three months ended March 31, 2022, and March 31, 2021, the Company incurred a research and development expense under this agreement of approximately $185,000 and $0, respectively.

In November 2021, we entered into a commitment with Queensland University of Technology for research related services associated with Netherton Syndrome of approximately $250,000 for an expected period of eighteen months, of which an initial $25,000 expense was incurred in 2021. We did not incur any expense for the three months ended March 31, 2022.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial market prices and rates, including interest rates and foreign exchange rates, of financial instruments. However, our exposure to market risk for changes in interest rates is not significant as we have no outstanding interest-bearing debt instruments, and we do not hold any interest-generating securities. See “Liquidity and Capital Resources” above.